Execution Copy

                          AGREEMENT AND PLAN OF MERGER

                               AND REORGANIZATION

                            DATED AS OF JULY 21, 1999

                                 BY AND BETWEEN

                         FIRSTLINK COMMUNICATIONS, INC.

                                       AND

                               USOL HOLDINGS, INC.

                                TABLE OF CONTENTS

ARTICLE/SECTION                       HEADING                              PAGE

ARTICLE I DEFINITIONS..........................................................2

   1.1  Definitions............................................................2

ARTICLE II THE MERGER.........................................................10

   2.1  Merger; Effective Time................................................10
   2.2  Closing...............................................................10
   2.3  Effect of the Merger..................................................10
   2.4  Articles of Incorporation; By-laws....................................11
   2.5  Directors and Officers................................................11
   2.6  Effect on Capital Stock...............................................11
   2.7  Exchange of Certificates..............................................12
   2.8  Stock Transfer Books..................................................14
   2.9  Dissenting Shares.....................................................14
   2.10  No Further Ownership Rights in USOL Stock............................14
   2.11  Lost, Stolen or Destroyed Certificates...............................15
   2.12  Tax and Accounting Consequences......................................15
   2.13  Adjustments..........................................................15

ARTICLE III REPRESENTATIONS AND WARRANTIES OF FLCI............................15

   3.1  Organization..........................................................15
   3.2  Capitalization........................................................16
   3.3  SEC Filings...........................................................16
   3.4  Qualification in Foreign Jurisdictions................................17
   3.5  Authority Relative to this Agreement..................................17
   3.6  No Conflict; Required Filings and Consents............................17
   3.7  Compliance with Laws; Permits.........................................18
   3.8  Financial Statements..................................................18
   3.9  Absence of Certain Changes or Events..................................19
   3.10  Material Contracts...................................................19
   3.11  Accounts Receivable..................................................20
   3.12  No Undisclosed Liabilities...........................................20
   3.13  Absence of Litigation................................................21
   3.14  Employee Matters.....................................................21
   3.15  Labor Matters........................................................22
   3.16  Restrictions on Business Activities..................................22
   3.17  Real Property........................................................22
   3.18  Equipment and Vehicles...............................................23
   3.19  Inventories..........................................................23
   3.20  Taxes................................................................23
   3.21  Environmental Matters................................................24
   3.22  Brokers..............................................................25


                                   EX 99.4 - i

   3.23  Interested Party Transactions........................................25
   3.24  Insurance Policies...................................................25
   3.25  Vote Required........................................................25
   3.26  Other Negotiations...................................................26
   3.27  Full Disclosure......................................................26
   3.28  Anti-takeover Law....................................................26
   3.29  Intellectual Property................................................26
   3.30  Absence of Certain Business Practices................................28
   3.31  Territorial Restrictions.............................................28
   3.32  Year 2000 Compliance.................................................28

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF USOL.............................28

   4.1  Organization..........................................................28
   4.2  Capitalization........................................................29
   4.3  Qualification in Foreign Jurisdictions................................30
   4.4  Authority Relative to this Agreement..................................30
   4.5  No Conflict; Required Filings and Consents............................30
   4.6  Brokers...............................................................31
   4.7  Other Negotiations....................................................31
   4.8  Full Disclosure.......................................................31
   4.9  Lockup Agreement......................................................32
   4.10  Incorporation of Representations and Warranties By Reference.........33

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER..............................33

   5.1  Conduct of Business by USOL and FLCI Pending the Merger...............33
   5.2  No Solicitation by USOL or FLCI.......................................35

ARTICLE VI ADDITIONAL AGREEMENTS..............................................36

   6.1  Proxy Statement.......................................................36
   6.2  FLCI Stockholders'Meeting.............................................37
   6.3  Access to Information; Confidentiality................................37
   6.4  Consents, Approvals...................................................38
   6.5  Stock Options.........................................................38
   6.6  Warrants..............................................................39
   6.7  Notification of Certain Matters.......................................39
   6.8  Public Announcements..................................................40
   6.9  Application For Nasdaq Approval.......................................40
   6.10  Delivery of Additional Filings.......................................40
   6.11  Accountant's Comfort Letters.........................................40
   6.12  Indemnification; Directors'and Officers'Insurance....................40
   6.13  Employee Benefits....................................................41
   6.14  Stockholder Litigation...............................................42
   6.15  Accredited Investors.................................................42

ARTICLE VII CONDITIONS TO THE MERGER..........................................42

   7.1  Conditions to Obligation of Each Party to Effect the Merger...........42
   7.2  Additional Conditions to Obligations of FLCI..........................43


                                  EX 99.4 - ii

   7.3  Additional Conditions to Obligation of USOL...........................44

ARTICLE VIII TERMINATION......................................................45

   8.1  Termination...........................................................45
   8.2  Certain Actions Prior to Termination..................................47
   8.3  Effect of Termination.................................................48
   8.4  Fees and Expenses.....................................................49

ARTICLE IX ARBITRATION; CONSENT TO JURISDICTION...............................50

   9.1  Submission to Jurisdiction............................................50
   9.2  Waiver of Immunity and Inconvenient Forum.............................51
   9.3  Arbitration Procedures................................................51
   9.4  Final Arbitration Decisions...........................................51
   9.5  Claims for Unpaid Balance.............................................51

ARTICLE X GENERAL PROVISIONS..................................................52

   10.1  Attorney's Fees......................................................52
   10.2  Effectiveness of Representations, Warranties and Agreements;
         Knowledge, Etc.......................................................52
   10.3  Notices..............................................................52
   10.4  Amendment............................................................54
   10.5  Waiver...............................................................54
   10.6  Severability.........................................................54
   10.7  Assignment...........................................................55
   10.8  Parties in Interest..................................................55
   10.9  Failure or Indulgence Not Waiver; Remedies Cumulative................55
   10.10 Governing Law........................................................55
   10.11 Counterparts.........................................................56
   10.12 Captions.............................................................56
   10.13 Time.................................................................56

ATTACHMENTS TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

   SCHEDULES:

    Schedule 1.1     --  USOL Permitted Liens
    Schedule 2.5(a)  --  Directors of Surviving Corporation
    Schedule 3.1     --  FLCI Investments and Extensions of Credit
    Schedule 3.2     --  FLCI Stock Options, Warrants, and Registration Rights
    Schedule 3.4     --  FLCI Qualification in Foreign Jurisdictions
    Schedule 3.5     --  FLCI Stockholder Consents
    Schedule 3.6(a)  --  FLCI Conflicts, Required Filings and Consents
    Schedule 3.6(b)  --  Requirements of State Government Authorities
    Schedule 3.7     --  Permits of FLCI
    Schedule 3.10(a) --  FLCI Material Contracts
    Schedule 3.12    --  Material Liabilities not on FLCI Financial Statements
    Schedule 3.14(a) --  FLCI Employee Benefit Plans


                                  EX 99.4 - iii

    Schedule 3.14(b) --  Certain Employment Agreements
    Schedule 3.14(c) --  Outstanding Options and Option Holders
    Schedule 3.17(a) --  Legal Descriptions of FLCI Leased Real Property
    Schedule 3.18-1  --  FLCI Equipment
    Schedule 3.18-2  --  FLCI Personal Property Leases
    Schedule 3.20(a) --  Certain Tax Matters
    Schedule 3.23    --  FLCI Interested Party Transactions
    Schedule 3.29(a) --  All FLCI Intellectual Property Assets
    Schedule 3.29(b) --  Intellectual Property Infringements by Third Parties
    Schedule 3.29(c) --  FLCI Intellectual Property Licensing Agreements
    Schedule 3.29(d) --  Intellectual Property Litigation
    Schedule 3.29(e) --  Filing Offices Where FLCI Intellectual Property
                             Assets are Registered

    Schedule 4.1(b)  --  USOL Subsidiaries
    Schedule 4.2(a)  --  USOL Stock Options, Warrants
    Schedule 4.2(b)  --  Terms of Senior Note Commitment
    Schedule 4.2(c)  --  USOL Debt Obligations
    Schedule 4.3     --  USOL Qualification in Foreign Jurisdictions
    Schedule 4.5(b)  --  USOL Required Consents, Approvals and Permits
    Schedule 4.6     --  USOL Brokers
    Schedule 4.9     --  Permitted Transfers
    Schedule 5.1(g)  --  Normal Salary/Wage Increases


   EXHIBITS:

    Exhibit 1.1(a)   --  Form of TSD Asset Purchase Agreement
    Exhibit 1.1(b)   --  Form of USOC Asset Purchase Agreement

    Exhibit 2.6(b)-1 --  Form of Certificate of Designations of Preferences,
                         Limitations and Relative Rights of USOL Series A Convertible Preferred Stock

    Exhibit 2.6(b)-2 --  Form of Certificate of Designations of Preferences,
                         Limitations and Relative Rights of USOL Series B Convertible Preferred Stock

    Exhibit 2.6(c)-1 --  Form of USOL Other Warrants
    Exhibit 2.6(c)-2 --  Form of USOL TSD Warrants

    Exhibit 7.2(f)   --  Opinion of Jenkens & Gilchrist
    Exhibit 7.3(f)   --  Opinion of Neuman Drennen & Stone, LLC


                                  EX 99.4 - iv

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of July 21, 1999 (this "AGREEMENT"), is by and between FIRSTLINK COMMUNICATIONS, INC., an Oregon corporation ("FLCI"), and USOL HOLDINGS, INC., a Delaware corporation ("USOL").

                              W I T N E S S E T H:

        WHEREAS, each of the Boards of Directors of FLCI and USOL has determined that it is advisable and in the best interests of the respective stockholders for FLCI and USOL to enter into a strategic business combination upon the terms and subject to the conditions set forth herein; and

        WHEREAS, USOL, Inc., a Delaware corporation and a wholly-owned subsidiary of USOL ("USOL SUB"), has acquired substantially all of the assets and assumed substantially all of the remaining liabilities of US Online Communications, Inc., a Delaware corporation ("USOC"), and
TheResidentClub.com,Inc., a Delaware corporation and a wholly-owned subsidiary of USOL Sub ("TRC"), has acquired certain of the assets of the Tenant Services Division ("TSD") of GMAC Commercial Mortgage Corporation, a California corporation ("GMAC-CM"); and

        WHEREAS, in furtherance of such combination, each of the Boards of Directors of FLCI and USOL has approved the merger of USOL with and into FLCI (the "MERGER") in accordance with the applicable provisions of the Oregon Law (as defined herein) and the Delaware Law (as defined herein) and upon the terms and subject to the conditions set forth herein; and

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of USOL's and FLCI's willingness to enter into this Agreement, certain stockholders of FLCI have entered into agreements with USOL, dated as of the date of this Agreement ("STOCKHOLDER SUPPORT AGREEMENTS"), pursuant to which such stockholders have agreed, among other things, to vote all voting securities of FLCI beneficially owned by them in favor of adoption of the Merger; and

        WHEREAS, FLCI and USOL intend this Agreement to be a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations thereunder;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, FLCI and USOL hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

        1.1 DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

        "ACQUISITION PROPOSAL" has the meaning set forth in Section 5.2(a).

        "ACTION" has the meaning set forth in Section 7.2(d).

        "AFFILIATE" means, with respect to a Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including, without limitation, any partnership or joint venture in which such Person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of ten percent or more.

        "AGREEMENT" means this Agreement and includes exhibits and schedules delivered pursuant to the terms of this Agreement.

        "ARBITRATION NOTICE" has the meaning set forth in Section 9.3(b).

        "ARBITRATION PANEL" has the meaning set forth in Section 9.3(a).

        "ARTICLES OF MERGER" means the articles of merger filed in connection with the Merger with the Secretary of State of the State of Oregon pursuant to
Section 60.494 of the Oregon Law.

        "BALANCE SHEET DATE" means May 31, 1999.

        "BENEFICIAL OWNER" means, with respect to any shares of stock, a Person who shall be deemed to be the beneficial owner of such shares (i) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates has, directly or indirectly,
(A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

        "BUSINESS DAY" means any day of the year (other than any Saturday or Sunday) on which the Federal Reserve Bank is open for business in Los Angeles, California.

        "CANCELLED SHARES" has the meaning set forth in Section 2.6(d).


                                  EX 99.4 - 2

        "CASH" means all cash, certificates of deposits, bank deposits and other cash equivalents, together with all accrued but unpaid interest thereon.

        "CERTIFICATE OF MERGER" means the certificate of merger filed in connection with the Merger with the Secretary of State of the State of Delaware in accordance with Section 252 of the Delaware Law.

        "CLOSING" has the meaning set forth in Section 2.2.

        "CODE" has the meaning set forth in the Recitals.

        "COMPANY" means (a) USOL at all times prior to the Effective Time, and
(b) FLCI upon the Effective Time and at all times thereafter.

        "COMPANY COMMON STOCK" means (a) USOL Common Stock at all times prior to the Effective Time, and (b) FLCI Common Stock upon the Effective Time and at all times thereafter.

        "COMPANY OTHER WARRANTS" means (a) USOL Other Warrants at all times prior to the Effective Time, and (b) FLCI Other Warrants upon the Effective Time and at all times thereafter.

        "COMPANY PREFERRED STOCK" means (a) USOL Preferred Stock at all times prior to the Effective Time, and (b) FLCI Preferred Stock upon the Effective Time and at all times thereafter.

        "COMPANY WARRANTS" means (a) USOL Warrants at all times prior to the Effective Time, and (b) FLCI Warrants upon the Effective Time and at all times thereafter.

        "CONTRACT" means any contract, lease, commitment, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument, plan, permit or license.

        "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

        "DELAWARE LAW" means the Delaware General Corporation Law, Chapter 1 of Title 8, Section 101 et seq.

        "DISSENTING SHARES" has the meaning set forth in Section 2.9(a).

        "EFFECTIVE TIME" has the meaning set forth in Section 2.1.

        "ENVIRONMENTAL LAW" means any Law which relates to or otherwise imposes liability or standards of conduct concerning discharges, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as


                                  EX 99.4 - 3
matter or energy, into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants or hazardous or toxic wastes, substances or materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superfund" or "Superlien" Law (including those already referenced in this definition) and any other Law of any Governmental Authority having a similar subject matter.

        "ENVIRONMENTAL PERMIT" means any Permit required by or pursuant to any applicable Environmental Law.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

        "EXCHANGE AGENT" has the meaning set forth in Section 2.7(a).

        "FCC" means the Federal Communications Commission or any successor agency thereto.

        "FLCI ACCOUNTS RECEIVABLE" has the meaning set forth in Section 3.11.

        "FLCI" has the meaning set forth in the Recitals.

        "FLCI BALANCE SHEETS" has the meaning set forth in Section 3.8.

        "FLCI CERTIFICATES" has the meaning set forth in Section 2.7(b).

        "FLCI COMMON STOCK" means the common stock, par value $.001 per share, of FLCI.

        "FLCI EMPLOYEE PLANS" has the meaning set forth in Section 3.14(a).

        "FLCI EQUIPMENT" has the meaning set forth in Section 3.18.

        "FLCI FCC PERMITS" has the meaning set forth in Section 3.7.

        "FLCI FINANCIAL STATEMENTS" has the meaning set forth in Section 3.8.

        "FLCI INTELLECTUAL PROPERTY ASSETS" has the meaning set forth in Section 3.29(a).

        "FLCI MATERIAL CONTRACTS" has the meaning set forth in Section 3.10(a).

        "FLCI PREFERRED STOCK" means, collectively, the FLCI Series A Preferred Stock and the FLCI Series B Preferred Stock.


                                  EX 99.4 - 4

        "FLCI REAL PROPERTY LEASES" has the meaning set forth in Section
3.17(a).

        "FLCI SEC REPORTS" has the meaning set forth in Section 3.3.

        "FLCI SERIES A PREFERRED STOCK" means the Series A Convertible Preferred Stock, par value $.001 per share, of FLCI, with the identical rights, preferences and privileges as the USOL Series A Preferred Stock.

        "FLCI SERIES B PREFERRED STOCK" means the Series B Convertible Preferred Stock, par value $.001 per share, of FLCI, with the identical rights, preferences and privileges as the USOL Series B Preferred Stock.

        "FLCI STOCK" means the shares of FLCI Common Stock and FLCI Preferred Stock, collectively.

        "FLCI STOCK OPTION PLAN" means FLCI's 1998-1999 Combined Incentive Stock Option and Nonqualified Stock Option Plan.

        "FLCI STOCKHOLDERS MEETING" has the meaning set forth in Section
3.27(b).

        "FLCI TSD WARRANTS" means the separate warrants to be issued in the Merger in exchange for the USOL TSD Warrants.

        "FLCI UNAUDITED BALANCE SHEETS" has the meaning set forth in Section
3.8.

        "FLCI UNAUDITED FINANCIAL STATEMENTS" has the meaning set forth in
Section 3.8.

        "FLCI WARRANTS" means, collectively, the FLCI Other Warrants and the FLCI TSD Warrants.

        "GAAP" means U.S. generally accepted accounting principles at the time in effect.

        "GMAC-CM" has the meaning set forth in the Recitals.

        "GOVERNMENTAL APPROVAL" means any consent of any Governmental Authority.

        "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any multilateral authority or any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

        "GROUP HEALTH PLAN" has the meaning set forth in Section 6.13(c).


                                  EX 99.4 - 5

        "HAZARDOUS SUBSTANCES" means any natural or artificial substance, preparation or article which if generated, transported, stored, treated, used or disposed of (alone or combined with any other substance, preparation or article) is harmful to water, air or land or any living organism.

        "INTELLECTUAL PROPERTY" means any and all United States and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; (c) copyrights (including software) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (e) intellectual property rights similar to any of the foregoing; and (f) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

        "IRS" means the Internal Revenue Service.

        "ISO" means an incentive stock option within the meaning of Section 422(b) of the Code.

        "LAW" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

        "LIEN" shall mean any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right-of-preemption, privilege or any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment to create any of the foregoing.

        "LOCKUP PERIOD" has the meaning set forth in Section 4.9(b).

        "LOSSES" means any and all costs, demands, claims, liabilities, fines, penalties, assessments, damages and expenses (including the burden and expense of defending against all of the foregoing even if the assertions therein are groundless, false or fraudulent), or amounts paid in settlement thereof, and court costs (including court-awarded interest) and reasonable attorneys' fees and disbursements of counsel (including legal or other expenses reasonably incurred in connection with investigating or defending the same); PROVIDED, that the term "Losses" shall not include costs, demands, claims, liabilities, fines, penalties, assessments, damages and expenses which are indirect or consequential in nature.

        "LOST USOL CERTIFICATE" has the meaning set forth in Section 2.11.


                                  EX 99.4 - 6

        "MERGER" has the meaning set forth in the Recitals.

        "MERGER CONSIDERATION" has the meaning set forth in Section 2.7(b).

        "NASDAQ" means the Nasdaq Stock Market, Inc.

        "NOTICE" has the meaning set forth in Section 10.3.

        "OREGON LAW" means the Oregon Business Corporation Act, Oregon Revised Statutes, 60.001 ET SEQ.

        "OTHER LOCKUP PERIOD" has the meaning set forth in Section 4.9(c).

        "OUTSIDE DATE" means December 31, 1999.

        "PERMIT" means a permit, license, consent, certificate, approval, franchise, right, waiver, exemption, order or other authorization of a Governmental Authority.

        "PERMITTED LIENS" means

        (i) liens for Taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

        (ii) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein; PROVIDED the same are not of such nature as to materially adversely affect the use of the property subject thereto;

        (iii) liens for Taxes either not due and payable or due but for which notice of assessment has not been given;

        (iv) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any governmental authority that have not at the time been filed or registered against the title to the asset or served upon the Seller pursuant to law or that relate to obligations not due or delinquent;

        (v) liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

        (vi) security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money;

        (vii) statutory liens in favor of a seller of personal property, mechanic's liens or other statutory liens in favor of a provider of a service; PROVIDED, that obligations to a secured party are not overdue or delinquent; and


                                  EX 99.4 - 7

        (viii) the liens described in SCHEDULE 1.1 (with respect to USOL).

        "PERSON" means any individual, corporation, trust, estate, partnership, joint venture, company, association, governmental bureau or other entity of whatsoever kind or nature (including as defined in Section 13(d)(3) of the Exchange Act).

        "PREDECESSOR ENTITIES" means, collectively, USOC and TSD.

        "PROXY STATEMENT" has the meaning set forth in Section 3.27(b).

        "RE-INCORPORATION" means the re-incorporation in the State of Delaware of the Surviving Corporation.

        "RULES OF ARBITRATION" has the meaning set forth in Section 9.3(a).

        "SEC" means the Securities and Exchange Commission.

        "SECURITIES ACT" means the Securities Act of 1933, as amended.

        "SENIOR NOTES" has the meaning set forth in Section 4.2(b).

        "STOCKHOLDER SUPPORT AGREEMENTS" has the meaning set forth in the Recitals.

        "SUBSIDIARY" or "SUBSIDIARIES" means, with respect to a Person, any corporation, partnership, joint venture or other legal entity of such Person (either alone or through or together with any other subsidiary of such Person) which owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        "SUPERIOR OFFER" has the meaning set forth in Section 8.2(c).

        "SURVIVING CORPORATION" has the meaning set forth in Section 2.1.

        "TAX" or "TAXES" means any federal, state, local, foreign or other tax, levy, impost, fee, assessment, imposition or other charge of any kind whatsoever, including without limitation net income, gross income, estimated income, gross receipts, business, occupation, value added, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent, occupancy, franchise, withholding, profits, windfall profits, deemed profits, license, registration, lease, severance, capital stock, production, corporation, ad valorem, social security (or similar), unemployment, disability, alternative, add-on minimum, premium or customs duties, including without limitation any interest, penalty, or addition thereto, whether disputed or not.

        "TAX RETURN" means any return, declaration, report, claim for refund, information return, statement or other document required to be filed in respect of Taxes, including without


                                  EX 99.4 - 8
limitation Tax Returns for estimated Taxes, any schedule or attachment thereto, and any amendment to any of the above.

        "TRANSFER" has the meaning set forth in Section 4.9.

        "TRC" has the meaning set forth in the Recitals.

        "TSD" has the meaning set forth in the Recitals.

        "TSD ASSET PURCHASE AGREEMENT" means the Asset Purchase Agreement, dated as of the date hereof, by and among USOL, TRC and GMAC-CM, in the form attached hereto as EXHIBIT 1.1(A).

        "USOC" has the meaning set forth in the Recitals.

        "USOC ASSET PURCHASE AGREEMENT" means the Asset Purchase Agreement, dated as of the date hereof, by and among USOL Sub, USOL, USOC and certain selling shareholders, in the form attached hereto as Exhibit 1.1(b).

        "USOL" has the meaning set forth in the Recitals.

        "USOL CERTIFICATE" or "USOL CERTIFICATES" has the meaning set forth in
Section 2.7(b).

        "USOL COMMON STOCK" means the Common Stock, $.001 par value per share, of USOL.

        "USOL MATERIAL CONTRACTS" means those Contracts of USOL set forth in
Section 5.11 of the Disclosure Memorandum to the USOC Asset Purchase Agreement.

        "USOL OTHER WARRANTS" means the separate warrants, dated the date hereof, issued by USOL, in the form attached hereto as EXHIBIT 2.6(C)-1.

        "USOL PREFERRED STOCK" means, collectively, the USOL Series A Preferred Stock and the USOL Series B Preferred Stock.

        "USOL SERIES A PREFERRED STOCK" means the Series A Convertible Preferred Stock, $0.001 par value, of USOL, with the rights, preferences and privileges set forth in EXHIBIT 2.6(B)-1 hereto.

        "USOL SERIES B PREFERRED STOCK" means the Series B Convertible Preferred Stock, $0.001 par value, of USOL, with the rights, preferences and privileges set forth in EXHIBIT 2.6(B)-2 hereto.

        "USOL STOCK" means the USOL Common Stock and USOL Preferred Stock, collectively.

        "USOL STOCK OPTION PLAN" means the 1999 USOL Holdings, Inc. Incentive Plan.


                                  EX 99.4 - 9

        "USOL STOCKHOLDERS MEETING" has the meaning set forth in Section
3.27(b).

        "USOL SUB" has the meaning set forth in the Recitals.

        "USOL TSD WARRANTS" means the separate warrants issued under by USOL to GMAC-CM, in the form attached hereto as EXHIBIT 2.6(C)-2.

        "USOL UNAUDITED BALANCE SHEET" means the unaudited balance sheet of USOC as of May 31, 1999.

        "USOL WARRANTS" means, collectively, the USOL Other Warrants and the USOL TSD Warrants.

                                   ARTICLE II

                                   THE MERGER

        2.1 MERGER; EFFECTIVE TIME.

        At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement, the Delaware Law and the Oregon Law, USOL shall be merged with and into FLCI and FLCI shall continue as the surviving corporation. FLCI as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION." At the Effective Time, the identity and separate existence of USOL shall cease. As promptly as practicable after the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII, USOL and FLCI shall cause the Merger to be consummated by filing the Certificate of Merger and the Articles of Merger, together with any required related instruments, with the Secretaries of State of the States of Delaware and Oregon, respectively, and USOL and FLCI shall take such other actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to herein as the "EFFECTIVE TIME".

        2.2 CLOSING.

        Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of all the conditions set forth in Article VII, the consummation of the Merger (the "CLOSING") shall take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VII, at the offices of USOL, 10300 Metric Boulevard, Austin, Texas 78758, unless another time or place is agreed to in writing by USOL and FLCI.

        2.3 EFFECT OF THE MERGER.

        At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the applicable provisions of the Delaware Law, the Articles of


                                  EX 99.4 - 10

Merger and the applicable provisions of the Oregon Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of USOL shall vest in the Surviving Corporation, and all debts, liabilities and duties of USOL shall become the debts, liabilities and duties of the Surviving Corporation.

        2.4 ARTICLES OF INCORPORATION; BY-LAWS.

        (a) The Articles of Incorporation of FLCI, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the Oregon Law and said Articles of Incorporation except that said Articles of Incorporation shall be amended as of the Effective Time to the form mutually agreed upon by the parties.

        (b) The By-laws of FLCI, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with the Oregon Law, the Articles of Incorporation of the Surviving Corporation and said By-laws except that said By-laws shall be amended as of the Effective Time to the form mutually agreed upon by the parties.

        2.5 DIRECTORS AND OFFICERS.

        (a) The seven individuals listed in SCHEDULE 2.5(A) shall comprise the full Board of Directors of the Surviving Corporation as of the Effective Time.

        (b) The officers of USOL immediately prior to the Effective Time shall comprise the officers of the Surviving Corporation as of the Effective Time.

        2.6 EFFECT ON CAPITAL STOCK.

        At the Effective Time, by virtue of the Merger and without any action on the part of FLCI or USOL or the holders of any securities issued by either of them:

        (a) Each share of USOL Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and converted, subject to Sections 2.6(e), 2.7(f) and 2.13, into the right to receive one (1) share of validly issued, fully paid and nonassessable FLCI Common Stock.

        (b) Each share of USOL Series A Preferred Stock and USOL Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and converted, subject to Sections 2.6(e), 2.7(f) and 2.13, into the right to receive one (1) share of validly issued, fully paid and nonassessable FLCI Series A Preferred Stock or FLCI Series B Preferred Stock, respectively. The terms of the FLCI Preferred Stock that will be issued hereunder will be identical to the terms of the USOL Preferred Stock. EXHIBITS 2.6(B)-1 and 2.6(B)-2 set forth the forms of the Certificates of Designations of Preferences,


                                  EX 99.4 - 11

Limitations and Relative Rights with respect to the USOL Series A Preferred Stock and the USOL Series B Preferred Stock, respectively.

        (c) Each USOL Other Warrant issued and outstanding immediately prior to the Effective Time shall be cancelled and converted, subject to Sections 2.6(e), 2.7(f) and 2.13, into the right to receive one (1) FLCI Other Warrant to purchase the same number of shares as the USOL Other Warrant; and each USOL TSD Warrant issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) FLCI TSD Warrant to purchase the same number of shares as the USOL TSD Warrant. The FLCI Other Warrants which will be issued hereunder shall be identical to the terms of the USOL Other Warrants. EXHIBITS 2.6(C)-1 and 2.6(C)-2 set forth the form of the USOL Other Warrants and the USOL TSD Warrants, respectively.

        (d) Each share of USOL Stock held in the treasury of USOL and each share of USOL Stock owned by any direct or indirect subsidiary of USOL immediately prior to the Effective Time (the "CANCELLED SHARES") shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be cancelled and retired without payment of any consideration therefor.

        (e) No fraction of a share of FLCI Stock shall be issued, but in lieu thereof, each holder of USOL Stock who would otherwise be entitled to a fraction of a share of FLCI Stock (after aggregating all fractional shares of FLCI Stock to be received by such holder and providing for any shares to be withheld pursuant to Section 2.7(f), it being the intention of the parties that no holder of USOL Stock will receive cash in an amount equal to or greater than the value of one full share of FLCI Stock), shall receive from FLCI an amount of cash (rounded to the nearest cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) $2.00, subject to Section 2.13.

        (f) Each USOL Stock Option issued and outstanding immediately prior to the Effective Time shall be cancelled and converted, pursuant to the provisions of Section 6.5, into an option to acquire, on the same terms and conditions as were applicable under such USOL Stock Option prior to the Effective Time, the whole number of shares of FLCI Common Stock as the holder of such USOL Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable).

        2.7 EXCHANGE OF CERTIFICATES.

        (a) As of the Effective Time, FLCI shall supply, or cause to be supplied, to or for the account of a bank or trust company to be designated by FLCI (the "EXCHANGE AGENT"), in trust for the benefit of the holders of USOL Stock (other than the Cancelled Shares), for exchange in accordance with this
Section 2.7, certificates evidencing the FLCI Stock issuable pursuant to Sections 2.6(a) and 2.6(b) in exchange for outstanding USOL Stock and all cash required to be paid pursuant to Sections 2.6(e) and 2.7(c).


                                  EX 99.4 - 12

        (b) As soon as reasonably practicable after the Effective Time, FLCI shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (the "USOL CERTIFICATES") which immediately prior to the Effective Time evidenced outstanding shares of USOL Stock, other than Cancelled Shares, (i) a letter of transmittal, which letter shall specify, among other conditions, that delivery shall be effected, and risk of loss and title to the USOL Certificates shall pass, only upon proper delivery of the USOL Certificates to the Exchange Agent, and (ii) instructions to effect the surrender of the USOL Certificates in exchange for the certificates evidencing shares of FLCI Stock (the "FLCI CERTIFICATES") and, in lieu of any fractional shares thereof, cash. Upon surrender of a USOL Certificate for cancellation to the Exchange Agent , together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required by FLCI or the Exchange Agent, the holder of such USOL Certificate shall be entitled to receive in exchange therefor (A) FLCI Certificates evidencing that whole number of shares of FLCI Stock which such holder has the right to receive in respect of the shares of USOL Stock formerly evidenced by such USOL Certificate in accordance with applicable provisions hereof; (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(c); and
(C) cash in lieu of a fractional share of FLCI Stock to which such holder is entitled pursuant to Section 2.6(e) (such FLCI Stock, rights, dividends, distributions and cash in lieu of fractional shares together with any amounts to be withheld pursuant to Section 2.7(f) being collectively referred to as the "MERGER CONSIDERATION"), and the USOL Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of USOL Stock which is not registered in the transfer records of USOL as of the Effective Time, FLCI Stock and cash may be issued and paid in accordance with this Article II to a transferee if the applicable certificate is presented to the Exchange Agent, accompanied by all documents required by law to evidence and effect such transfer pursuant to this Section 2.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding USOL Certificate which represented shares of USOL Stock, shall be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of FLCI Stock into which such shares of USOL Stock may be exchanged in accordance herewith and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.6(e).

        (c) No dividends or other distributions with respect to FLCI Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered USOL Certificate with respect to the FLCI Stock such holder is entitled to receive until such holder shall surrender such USOL Certificate. Subject to applicable law, following the surrender of any such USOL Certificate, there shall be paid to the record holder of the FLCI Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of FLCI Stock.

        (d) If any FLCI Certificate is to be issued in a name other than that in which the USOL Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the USOL Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have


                                  EX 99.4 - 13
paid to FLCI, or any agent designated by FLCI, any transfer or other taxes required by reason of the issuance of an FLCI Certificate in any name other than that of the registered holder of the USOL Certificate surrendered.

        (e) FLCI and USOL shall have no liability to any holder of USOL Stock for any Merger Consideration (or dividends or distributions with respect thereto) which are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (f) FLCI or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of USOL Stock such amounts as FLCI or the Exchange Agent may be required to deduct and withhold with respect to any provision of Federal, state, local or foreign Tax laws. To the extent that amounts are so withheld by FLCI or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares in respect of which such deduction and withholding was made by FLCI or the Exchange Agent.

        2.8 STOCK TRANSFER BOOKS.

        At the Effective Time, the stock transfer books of USOL shall be closed, and there shall be no further registration of transfers of USOL Stock on the records of USOL.

        2.9 DISSENTING SHARES.

        (a) Notwithstanding any provision of this Agreement to the contrary, any shares of FLCI Common Stock held by a holder who has exercised appraisal rights for such shares in accordance with the applicable provisions of the Oregon Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (the "DISSENTING SHARES"), shall not be converted into, or represent a right to receive, the Merger Consideration pursuant to Section 2.7(b), but the holder thereof shall be entitled only to such rights as are granted by the Oregon Law with respect to such Dissenting Shares.

        (b) FLCI shall give USOL prompt written notice of any demands received by FLCI to require FLCI to purchase Dissenting Shares, the withdrawal of any such demands, and any other notices or instruments served pursuant to the Oregon Law and received by FLCI. FLCI shall not, except with the prior written consent of USOL, voluntarily make any payment with respect to any Dissenting Shares or offer to settle, or settle, any such demands with respect thereto.

        2.10 NO FURTHER OWNERSHIP RIGHTS IN USOL STOCK.

        The Merger Consideration delivered upon the surrender of USOL Certificates in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such USOL Certificates, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of USOL Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, USOL


                                  EX 99.4 - 14

Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and converted as provided in this Article II.

        2.11 LOST, STOLEN OR DESTROYED CERTIFICATES.

        In the event any USOL Certificate shall have been lost, stolen or destroyed (a "LOST USOL Certificate"), the Exchange Agent shall, upon the making of an affidavit of that fact by the registered owner thereof, deliver to the registered owner thereof such Merger Consideration as may be required pursuant to Sections 2.6 and 2.7; PROVIDED, HOWEVER, that FLCI may, in its sole discretion and as a condition precedent to the delivery of such Merger Consideration, require the registered owner of such Lost USOL Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against FLCI or the Exchange Agent with respect to the Lost USOL Certificate.

        2.12 TAX AND ACCOUNTING CONSEQUENCES.

        It is intended by FLCI and USOL that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. FLCI and USOL hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

        2.13 ADJUSTMENTS.

        If, between the date of this Agreement and the Effective Time, the outstanding shares of FLCI Common Stock shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date prior to the Effective Time, the amount of consideration to be received pursuant to this
Article II in exchange for each outstanding share of USOL Stock or USOL Warrant shall be correspondingly adjusted.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF FLCI

        FLCI hereby represents and warrants to USOL that each of the following is true, correct and complete as of the date hereof:

        3.1 ORGANIZATION.

        (a) FLCI is a corporation duly organized, validly existing and in good standing under the laws of Oregon. FLCI has full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted and proposed to be conducted. The copies of the Articles of Incorporation of FLCI, certified by the Secretary of State of Oregon, and the By-laws of FLCI, each of which have been delivered


                                  EX 99.4 - 15
to USOL by FLCI, are true and complete copies thereof, and are in full force and effect. FLCI is not in violation of its Articles of Incorporation or By-laws.

        (b) FLCI has no subsidiaries and does not, directly or indirectly, own or have the contractual right or obligation to acquire any equity interest in any other corporation, partnership, joint venture, trust or other business organization. Except as disclosed in SCHEDULE 3.1, FLCI has not made any investment in, loan to, or advance of cash or other extension of credit to any Person other than in the ordinary course of its business.

        3.2 CAPITALIZATION.

        The authorized capital stock of FLCI consists of 20,000,000 shares of common stock, no par value per share, of which 3,615,617 shares are currently issued and outstanding, and 1,000,000 shares of preferred stock, no par value per share, none of which shares are currently issued or outstanding, and no designation of any series of preferred stock has been made. All of the outstanding shares of FLCI's capital stock have been duly authorized, are validly issued, fully paid and non-assessable, and the holders thereof are not entitled to cumulative voting rights or preemptive rights. There are no obligations, contingent or otherwise, of FLCI to repurchase, redeem or otherwise acquire any shares of FLCI's capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity. Except as set forth in SCHEDULE 3.2 or 3.14(C), there are no outstanding options to purchase, registration rights, or warrants, privileges or rights to subscribe to or purchase, any shares of FLCI's capital stock or securities issued by FLCI convertible into or exchangeable for shares of FLCI's capital stock or other securities of FLCI or commitments, understandings or intentions to issue any additional shares or options, warrants, privileges or rights to subscribe for shares of FLCI's capital stock. At the Effective Time, the authorized capital stock of FLCI will consist of 50,000,000 shares of FLCI Common Stock and 5,000,000 shares of FLCI Preferred Stock, 1,700,000 shares of which shall be designated as the "FLCI SERIES A PREFERRED STOCK" and 300,000 shares of which shall be designated as the "FLCI SERIES B PREFERRED STOCK."

        3.3 SEC FILINGS.

        FLCI has filed all forms, reports and documents required to be filed with the SEC under the Securities Act and the Exchange Act since the date FLCI first registered the FLCI Common Stock under the Exchange Act and has delivered to USOL true and complete copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, (ii) its Quarterly Reports on Form 10-Q for the periods ended September 30, 1998, and March 31, 1999, (iii) Amendment No. 3 to its Registration Statement on Form SB-2 filed with the SEC on May 14, 1998,
(iv) all other reports or registration statements filed by FLCI with the SEC since it first registered the FLCI Common Stock under the Exchange Act, and (v) all amendments, supplements and exhibits (including, without duplication, exhibits incorporated by reference) to all such reports and registration statements (the reports referred to in subsections (i) - (v), collectively, the "FLCI SEC REPORTS"). The FLCI SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act,


                                  EX 99.4 - 16
as applicable, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        3.4 QUALIFICATION IN FOREIGN JURISDICTIONS.

        FLCI is duly qualified or licensed and in good standing as a foreign corporation duly authorized to do business in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification or licensing necessary, except for any jurisdiction(s) in which the failure to so qualify would not have a material adverse effect upon FLCI. SCHEDULE 3.4 lists the jurisdictions in which FLCI is qualified to do business as a foreign corporation.

        3.5 AUTHORITY RELATIVE TO THIS AGREEMENT.

        FLCI has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FLCI and the consummation by FLCI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Board of Directors of FLCI are necessary to authorize this Agreement or to consummate the transactions so contemplated. FLCI has obtained, and has delivered to USOL, separate Stockholder Support Agreements executed by, and has obtained the proxy of, the holders of the outstanding shares of FLCI Stock listed in SCHEDULE 3.5 in favor of the approval and adoption of the Merger. The Board of Directors of FLCI has determined that it is advisable and in the best interest of FLCI's stockholders for FLCI to enter into the Merger with USOL upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by FLCI and, assuming the due authorization, execution and delivery by USOL, constitutes a legal, valid and binding obligation of FLCI enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws from time to time in effect that affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies.

        3.6 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) Except as set forth in SCHEDULE 3.6(A), the execution and delivery of this Agreement by FLCI does not, and the performance of this Agreement by FLCI will not, (i) conflict with or violate the Articles of Incorporation or By-laws of FLCI, (ii) conflict with or violate any Law applicable to FLCI or by which any of its properties is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would constitute a default), or impair FLCI's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any FLCI Material Contract, (iv) result in the termination of, or accelerate the


                                  EX 99.4 - 17
payment or performance required by, or result in the creation of a Lien on any of the properties or assets of FLCI pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which FLCI is a party or by which FLCI, or any of its properties, is bound or affected, or (v) give any Person the right to require FLCI to purchase assets from or sell assets to such Person or trigger a "change of control" provision in any Contract to which FLCI is a party; except in the case of clause (ii) for such violations or conflicts that would not, individually or in the aggregate, have a material adverse effect on FLCI.

        (b) The execution and delivery of this Agreement by FLCI does not, and the performance of this Agreement and the transactions contemplated hereby by FLCI will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements of any state Governmental Authorities as set forth in
SCHEDULE 3.6(B), the Securities Act, the Exchange Act, state securities laws, Nasdaq, and the filing and recordation of appropriate merger or other documents as required by the Oregon Law and the Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay FLCI from performing its obligations under this Agreement, or would not otherwise have a material adverse effect upon FLCI.

        3.7 COMPLIANCE WITH LAWS; PERMITS.

        To FLCI's knowledge, the operation of its business has been and is being conducted in accordance with all Laws applicable thereto. No investigation by any Governmental Authority or alleged violation of or noncompliance with such Laws is pending or, to the best knowledge of FLCI, threatened. FLCI holds all of the Permits listed in SCHEDULE 3.7, and no other Permits are currently necessary for the lawful operation of FLCI's business, except where the failure to possess the same would not have a material adverse effect on the financial condition, results of operations or business of FLCI. All Permits listed are in full force and effect. No violation of any Permit has occurred which is continuing, and no proceeding is pending or threatened to revoke or limit any Permit. FLCI holds all Permits of the FCC necessary for the lawful conduct of its business (the "FLCI FCC PERMITS"), except where failure to possess the same would not have a material adverse effect on the financial condition, results of operations or business of FLCI. FLCI is in compliance with the terms of all FLCI FCC Permits and the applicable rules and regulations of the FCC in all material respects.

        3.8 FINANCIAL STATEMENTS.

        FLCI has delivered to USOL FLCI's audited balance sheets as at December 31, 1997 and December 31, 1998 (the "FLCI BALANCE SHEETS"), and FLCI's audited statements of income and changes in financial position for the years then ended (collectively, with the FLCI Balance Sheets, the "FLCI FINANCIAL STATEMENTS"). The FLCI Financial Statements have been audited by the independent public accounting firm of KPMG Peat Marwick, LLP. FLCI has also delivered to USOL FLCI's unaudited balance sheets as at March 31, 1998, March 31,


                                  EX 99.4 - 18

1999 and May 31, 1999 (the "FLCI UNAUDITED BALANCE SHEETS"), and FLCI's unaudited statements of income and changes in financial position for the three month period ended March 31, 1999 (collectively, with the FLCI Unaudited Balance Sheets, the "FLCI UNAUDITED FINANCIAL STATEMENTS"). The FLCI Financial Statements and the FLCI Unaudited Financial Statements were prepared in accordance with SEC requirements and such financial statements (including the notes thereto) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except for the absence of footnote disclosures in the FLCI Unaudited Financial Statements, and except as may be indicated in the notes thereto) and each fairly presented in all material respects the financial position of FLCI as at the date thereof and the results of its operations and cash flows for the periods indicated, except that the FLCI Unaudited Financial Statements were or are subject to normal and recurring year-end adjustments which are not in the aggregate material in amount.

        3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS.

        Except as reflected in the FLCI Financial Statements, since December 31, 1998, FLCI has conducted its business in the ordinary course and there has not occurred: (i) any amendments or changes in the Articles of Incorporation or By-laws of FLCI; (ii) any damage to, destruction or loss of any assets of FLCI (whether or not covered by insurance) that could have a material adverse effect upon FLCI; (iii) any change by FLCI in its accounting methods, principles or practices; (iv) any revaluation by FLCI of any of its assets, including, without limitation, the writing down of the value of capitalized software or inventory or the writing off of promissory notes or accounts receivable other than in the ordinary course of business in amounts that would not individually or in the aggregate have a material adverse effect on FLCI; (v) any sale of a material amount of property or assets of FLCI; or (vi) any other action or event that would have required the consent of USOL pursuant to Section 5.1 had such action or event occurred after the date of this Agreement. Since December 31, 1998, there has been no material adverse change in the financial condition, results of operations or business of FLCI.

        3.10 MATERIAL CONTRACTS.

        (a) SCHEDULE 3.10(A) sets forth a true and complete list of (i) (A) each Contract with respect to which FLCI has any liability or obligation, contingent or otherwise, involving more than $25,000; or which places any material limitations on the method of conducting, or scope of, FLCI's business; (B) all Contracts of FLCI pursuant to which benefits accrue to the other parties to such Contracts as a result of the Merger; (C) all Contracts of FLCI with its directors, officers, employees, agents or consultants, or its Affiliates; (D) all Contracts to which FLCI is a party relating to the borrowing of money, or the guaranty of any obligation for the borrowing of money; (E) all Contracts relating to any securities of FLCI or rights in connection therewith, and (ii) all Contracts which, as of the date hereof, would be required to be filed by FLCI with the SEC as "material contracts" pursuant to applicable securities laws ((i) and (ii) being collectively referred to as the "FLCI MATERIAL CONTRACTS"). FLCI is not a party to any oral Contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in SCHEDULE 3.10(A).


                                  EX 99.4 - 19

        (b) The FLCI Material Contracts set forth the entire arrangement and understanding between FLCI and the respective third parties with respect to the subject matter thereof, and there have been no material amendments or side or supplemental arrangements to or in respect of any FLCI Material Contract. FLCI has made available for review by USOL and its representatives true and correct copies of all FLCI Material Contracts as currently in effect, and will furnish any further information that USOL may reasonably request in connection therewith. Each FLCI Material Contract is valid and in full force and effect and FLCI has performed all material obligations required to be performed thereunder. FLCI is not in default under or in breach or violation of any material term of any FLCI Material Contract and, to the knowledge of FLCI, no third party is in default under any material provision of any FLCI Material Contract, except, in each such case, for such defaults, breaches or violations which would not, individually or in the aggregate, have a material adverse effect on FLCI. Each FLCI Material Contract is enforceable against FLCI in accordance with its terms and, to the knowledge of FLCI, is enforceable against the other party thereto.

        3.11 ACCOUNTS RECEIVABLE.

        Each account receivable of FLCI summarized on the FLCI Financial Statements and the FLCI Unaudited Financial Statements (collectively, the "FLCI ACCOUNTS RECEIVABLE") represented, at the date of the applicable financial statement, (a) a sale made in the ordinary course of business and which arose pursuant to an enforceable contract for an undisputed, bona fide sale of goods or for services performed, and FLCI had performed all of its obligations to produce the goods or perform the services to which such FLCI Accounts Receivable relates; (b) except as adequately reserved against in the FLCI Balance Sheets and the FLCI Unaudited Balance Sheets, and except for any amounts the failure of which to collect would not have, individually or in the aggregate, a material adverse effect on FLCI, amounts owed which were not more than 30 days past due as of the applicable date, and which were not subject to any claim or reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the Person owing such amount; and (c) except as reserved against on such balance sheets, to FLCI's knowledge, the FLCI Accounts Receivable were collectible in full within 60 days from the date of the applicable financial statement, in at least the amount at which they are carried on the books of FLCI. FLCI has not sold, assigned, or otherwise encumbered the FLCI Accounts Receivable.

        3.12 NO UNDISCLOSED LIABILITIES.

        Except as set forth on SCHEDULE 3.12, FLCI has no liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of FLCI, taken as a whole, except
(a) liabilities adequately provided for in the FLCI Financial Statements, (b) contractual liabilities incurred in the ordinary course of business and not required under GAAP to be reflected on the FLCI Financial Statements, (c) liabilities incurred in connection with this Agreement, or (d) other liabilities reflected on the FLCI Unaudited Balance Sheets or incurred since the Balance Sheet Date in the ordinary


                                  EX 99.4 - 20
course of business which are not, in the aggregate, material to the business operations or financial condition of FLCI.

        3.13 ABSENCE OF LITIGATION.

        There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of FLCI, threatened against FLCI, or any properties or rights of FLCI before any court, arbitrator or administrative or Governmental Authority or body, domestic or foreign, that, individually or in the aggregate, could have a material adverse effect upon FLCI.

        3.14 EMPLOYEE MATTERS.

        (a) Except as specifically described in SCHEDULE 3.14(A), FLCI has no employee benefit plans (including, but not limited to, pension plans and health or welfare plans), arrangements or understandings, whether formal or informal ("FLCI EMPLOYEE PLANS"). FLCI does not now and has never contributed to a "multi-employer plan" as defined in Section 400(a)(3) of ERISA. FLCI has complied with all applicable provisions of ERISA and all rules and regulations promulgated thereunder, and neither FLCI nor any trustee, administrator, fiduciary, agent or employee thereof has at any time been involved in a transaction that would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA as to any covered plan of FLCI. FLCI is not a party to any collective bargaining or other labor union agreement. FLCI has not, within the past five (5) years had, or been threatened with, any labor union activities, work stoppages or other labor trouble with respect to its employees.

        (b) FLCI has made available for review by USOL and its representatives and SCHEDULE 3.14(B) sets forth (i) a list of true and complete copies of all employment agreements with officers and directors of FLCI; (ii) a list of true and complete copies of all agreements with consultants where FLCI has obligations to make annual cash payments in an amount exceeding $25,000; (iii) a schedule listing all officers of FLCI who have executed a non-competition agreement with FLCI; (iv) a list of true and complete copies of all severance agreements, programs and policies of FLCI with or relating to its employees, excluding programs and policies required to be maintained by law; and (v) a list of true and complete copies of all plans, programs, agreements and other arrangements of FLCI with or relating to its employees which contain change-in-control provisions.

        (c) SCHEDULE 3.14(C) sets forth a true and complete list of each outstanding option to purchase FLCI Stock as of the date hereof, together with the identity of the holder of such option, the number of shares of FLCI Stock subject to such option, the date of grant of such option, the extent to which such option is or will become vested, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an ISO, and the expiration date of such option. SCHEDULE 3.14(C) also sets forth the total number of such ISOs and any nonqualified options.


                                  EX 99.4 - 21

        3.15 LABOR MATTERS.

        FLCI has been and currently is conducting its business in full compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. FLCI's relationship with its employees is good, and there is no labor strike, dispute, slow-down or work stoppage actually pending or threatened against or involving FLCI which might affect in any material way its business. None of the employees of FLCI is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated, and, to the best knowledge or FLCI, no attempt is currently being made to organize any employees of FLCI to form or enter a labor union or similar organization. FLCI has not experienced any work stoppage or other material labor difficulty in the last five years.

        3.16 RESTRICTIONS ON BUSINESS ACTIVITIES.

        Except for this Agreement, there is no material agreement, judgment, injunction, order or decree binding upon FLCI which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of FLCI, the acquisition of property by FLCI or the conduct of business by FLCI as currently conducted or as proposed to be conducted by FLCI following the Merger.

        3.17 REAL PROPERTY.

        (a) FLCI does not own any real property. SCHEDULE 3.17(A) lists all leases pursuant to which FLCI holds any real property ("FLCI REAL PROPERTY LEASES") and includes complete, accurate and insurable legal descriptions of such leased real property. No parcel of land subject to an FLCI Real Property Lease relies on or regularly makes use of access to the nearest public road or right-of-way over land owned by others, except where such access is by means of one or more valid recorded easements not subject to divestiture, the terms of which have been disclosed to USOL prior to the date hereof. FLCI has delivered to USOL true and complete copies of all FLCI Real Property Leases, together with copies of all reports of any engineers, environmental consultants or other consultants in its possession relating to any of the property subject to an FLCI Real Property Lease. All of the FLCI Real Property Leases are valid, enforceable and effective in accordance with their terms; all rentals, royalties and other monetary obligations thereunder payable have been fully paid; there is not under any FLCI Real Property Lease any existing or claimed default by FLCI or any other party thereto; there is not under any FLCI Real Property Lease any event or condition, which with or without notice or the passage of time, or both, would constitute a default by FLCI; and FLCI enjoys peaceable and undisturbed possession under all FLCI Real Property Leases. None of the FLCI Real Property Leases are encumbered by any Liens, other than Permitted Liens.

        (b) Each separate parcel of real estate subject to an FLCI Real Property Lease has adequate water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections, fire protection, drainage and other public utilities, and has parking facilities that meet all requirements imposed by applicable Laws.


                                  EX 99.4 - 22

        (c) There is no pending or, to the best knowledge of FLCI, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the real property subject to the FLCI Real Property Leases.

        3.18 EQUIPMENT AND VEHICLES.

        SCHEDULE 3.18-1 sets forth a true and complete list of all equipment owned by FLCI ("FLCI EQUIPMENT"), other than items acquired by FLCI in the ordinary course of business from the date hereof through the Closing (and FLCI will identify in writing to USOL, prior to the Closing, each item so acquired which has a book value of $10,000 or more). SCHEDULE 3.18-2 lists all leases by FLCI of any item of personal property used in connection with the Business ("FLCI PERSONAL PROPERTY LEASES"). All of the FLCI Equipment and all of the other personal property leased by FLCI under the FLCI Personal Property Leases are presently utilized by FLCI in the ordinary course of its business. FLCI has delivered to USOL true and complete copies of all FLCI Personal Property Leases.

        3.19 INVENTORIES.

        FLCI does not maintain inventories.

        3.20 TAXES.

        (a) Except as set forth in SCHEDULE 3.20(A), FLCI has completed and timely filed with the appropriate taxing authority all Tax Returns required to be filed by it through the date hereof and will timely file any Tax Returns required to be filed on or prior to the Closing. FLCI has paid and discharged all Taxes due in connection with or with respect to all Tax Returns and has paid all other Taxes when due, and there are no other Taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which FLCI is maintaining reserves to the extent currently required in all respects adequate for their payment. As of the time of filing, all Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) complete and correct in all material respects. FLCI has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has timely withheld from employee wages or other payments to creditors or independent contractors or stockholders and paid over to the proper taxing authority all amounts required to be so withheld and paid over. Except as set forth in SCHEDULE 3.20(A), no claim has ever been made by a taxing authority in a jurisdiction where FLCI does not file Tax Returns that it is or may be subject to Taxes in that jurisdiction. FLCI has disclosed to the relevant taxing authority any position taken where the failure to make such disclosure would enable the taxing authority to subject a taxpayer to penalties or additions to tax that would have a material adverse effect upon FLCI. No taxing authority or agency is now asserting or, to FLCI's knowledge, is threatening to assert against FLCI any deficiency or claim for additional Taxes other than additional Taxes with respect to which an adequate


                                  EX 99.4 - 23
reserve (in conformity with GAAP) has been established, as set forth in the most recently filed FLCI SEC Report. FLCI is not currently being audited by any taxing authority. There are no Tax liens on any assets of FLCI. No extension or waiver of a statute of limitations with respect to Taxes or Tax Returns is currently in effect for FLCI. The accruals and reserves for Taxes are in all material respects adequate to cover all Taxes accruable and unpaid through the Closing Date (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP, consistently applied with past practice. No material issue has been raised by a taxing authority on audit that is of a recurring nature and that would have a material adverse effect upon the Taxes of FLCI. FLCI has delivered to USOL for inspection all Tax Returns of, and all examination reports and statements of deficiency assessed against or agreed to by, FLCI for which the applicable statute of limitations has not expired. All material elections with respect to Taxes affecting FLCI as of the date hereof are set forth in SCHEDULE 3.20(A). FLCI has not entered into any transaction already recharacterized or which could be recharacterized with respect to Taxes on the grounds of tax avoidance, bad faith, or tax fraud.

        (b) FLCI has not made any payments, is not obligated to make any payments and is not a party to any agreement, contract or arrangement, including this Agreement, that may result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code or any payment that will not be deductible under Section 162(m) of the Code. FLCI does not own stock in a passive foreign investment company within the meaning of Section 1296 of the Code. FLCI has not filed a consent pursuant to
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by FLCI. No property used by FLCI is property that FLCI is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as it existed prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h) of the Code. FLCI has not entered into any inter-company transaction within the meaning of Section 1.1502-13(b)(1) of the United States Treasury Regulations as to which deferred gains or losses have not been restored. FLCI does not have and has not had a branch in any foreign country. FLCI is not a party to any tax allocation or tax sharing agreements or documentation of similar arrangements. FLCI has not been and is not a member of an affiliated group (within the meaning of Section 1504(a) of the Code or a similar group defined under a similar provision of state, local, or foreign law, filing a consolidated tax return, and FLCI is not liable for the Taxes of any other Person or entity under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, foreign or local law), or as a transferee or successor, or by contract, or otherwise. FLCI operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the United States Treasury Regulations. FLCI is not an "investment company" as defined in Section 368(a)(2)(F) of the Code.

        3.21 ENVIRONMENTAL MATTERS.

        FLCI (i) has obtained all required Environmental Permits; (ii) is in substantial compliance with all material terms and conditions of such required Environmental Permits, and also is in substantial compliance with all other limitations, restrictions, conditions,


                                  EX 99.4 - 24
standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, is not aware of and has not received notice of any event, condition, circumstance, activity, practice, incident, action or plan which would interfere with or prevent continued compliance with or which would give rise to any material common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from FLCI's (or any of its agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste, and (iv) has taken all actions necessary under applicable requirements of Laws, including the Environmental Laws, to register any products or materials required to be registered by FLCI (or any of its agents) thereunder.

        3.22 BROKERS.

        No investment bank, broker or finder is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of FLCI.

        3.23 INTERESTED PARTY TRANSACTIONS.

        Except as set forth in SCHEDULE 3.23, since the effective date of FLCI's Registration Statement and Prospectus dated July 28, 1998, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        3.24 INSURANCE POLICIES.

        There are no disputes with underwriters of FLCI's insurance policies or bonds, and all premiums due and payable with respect thereto have been paid. There are no pending or, to the best knowledge of FLCI, threatened terminations or premium increases with respect to any of such insurance policies or bonds and, to the best knowledge of FLCI, there is no condition or circumstance applicable to FLCI's business which is likely to result in such termination or increase. FLCI's business and the assets insured by such insurance policies are in compliance with all material conditions contained in such insurance policies or bonds; and such insurance policies are valid and in full force.

        3.25 VOTE REQUIRED.

        The affirmative vote of the holders of a majority of the outstanding shares of FLCI Common Stock is the only vote of the holders of any class or series of FLCI's capital stock necessary under its Articles of Incorporation, By-laws, applicable law and the rules of the National Association of Securities Dealers, Inc., or Nasdaq to approve the Merger and the other transactions contemplated hereby.


                                  EX 99.4 - 25

        3.26 OTHER NEGOTIATIONS.

        FLCI is not engaged in discussions or negotiations with any Person or Persons with respect to, and has not solicited or furnished any information to any Person or Persons who, to FLCI's knowledge, is or are currently contemplating negotiations or an offer regarding, a consolidation or merger or other business combination, recapitalization, liquidation, or similar transaction, or any other transaction which could be conditioned upon, or otherwise require, the termination of this Agreement.

        3.27 FULL DISCLOSURE.

        (a) No statement contained in this Agreement or in any certificate or schedule furnished or to be furnished by or on behalf of FLCI to USOL pursuant to this Agreement, when taken together with all other statements contained herein or in other certificates and schedules furnished pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

        (b) The information supplied by FLCI for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of FLCI in connection with the meeting of the stockholders of FLCI to consider the Merger and related matters (the "FLCI STOCKHOLDERS' MEETING") and relating to the FLCI Stock to be issued in connection with the Merger (such proxy statement as amended or supplemented being hereinafter referred to as the "PROXY STATEMENT") shall not (i) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of FLCI Stock, (ii) at the time of the FLCI Stockholders' Meeting, and (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to FLCI or any of its Affiliates or its or their respective officers or directors should be discovered by FLCI which should be set forth in an amendment or a supplement to the Proxy Statement, FLCI shall promptly inform USOL of such event or circumstance.

        3.28 ANTI-TAKEOVER LAW.

        Neither the entering into this Agreement nor the consummation by FLCI of the transactions contemplated hereby will result in the prohibition of any business combination pursuant to Sections 60.801 - 60.845 of the Oregon Law.

        3.29 INTELLECTUAL PROPERTY.

        (a) TITLE. SCHEDULE 3.29(A) sets forth a true and complete list of all of the Intellectual Property that is owned by FLCI and primarily related to, currently used in, held for current use in connection with, or currently necessary for the conduct of, or otherwise material to its business (the "FLCI INTELLECTUAL PROPERTY ASSETS") other than Intellectual Property that is both not registered or subject to application or registration and not material to


                                  EX 99.4 - 26
its business as currently conducted. The FLCI Intellectual Property Assets comprise all of the Intellectual Property necessary for FLCI to conduct and operate its business as it is now being conducted by FLCI.

        (b) NO INFRINGEMENT. The conduct of FLCI's business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. Except as set forth in SCHEDULE 3.29(B), to the best knowledge of FLCI, none of the FLCI Intellectual Property Assets is being infringed or otherwise used or available for use by any other Person.

        (c) LICENSING ARRANGEMENTS. SCHEDULE 3.29(C) sets forth all agreements or arrangements currently in effect (i) pursuant to which FLCI has licensed FLCI Intellectual Property Assets to, or the use of FLCI Intellectual Property Assets has been otherwise permitted (through settlement or similar agreements) by, any other Person and (ii) pursuant to which FLCI has had Intellectual Property licensed to it or has otherwise been permitted to use Intellectual Property (through settlement or similar agreements). All of the agreements or arrangements set forth in SCHEDULE 3.29(C): (x) are in full force and effect in accordance with their terms and no default exists thereunder by FLCI, or to the best knowledge of FLCI, by any other party thereto, (y) are free and clear of all Liens, other than Permitted Liens and (z) do not contain any change-in-control or other terms or conditions that will become applicable or inapplicable as a result of the transactions contemplated by the Agreement. FLCI has delivered to USOL true and complete copies of all licenses and arrangements (including amendments) set forth in the SCHEDULE 3.29(C).

        (d) NO INTELLECTUAL PROPERTY LITIGATION. No claim or demand of any Person has been made nor is there any proceeding that is pending or, to the best knowledge of FLCI, threatened, which (i) challenges the rights of FLCI in respect of any FLCI Intellectual Property Assets, (ii) asserts that FLCI is infringing or otherwise in conflict with, or is, required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property, or
(iii) claims that any default exists under any agreement or arrangement listed in SCHEDULE 3.29(C). None of the FLCI Intellectual Property Assets is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or any Governmental Authority, or has been the subject of any litigation, whether or not resolved in favor of FLCI.

        (e) DUE REGISTRATION, ETC. SCHEDULE 3.29(E) sets forth the filing offices, domestic or foreign, where the FLCI Intellectual Property Assets have been registered, issued or filed. FLCI has taken such other actions that FLCI considers reasonably necessary to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect, in each case to the extent material to its business.

        (f) USE OF NAME AND MARK. There are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on FLCI's right to use the name and mark "FIRSTLINK" in the conduct of its business as presently carried on.


                                  EX 99.4 - 27

        3.30 ABSENCE OF CERTAIN BUSINESS PRACTICES.

        To the best knowledge of FLCI, neither FLCI nor any officer, employee or agent of FLCI, nor any other Person acting on their behalf, has, directly or indirectly, since January 1, 1998 given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder FLCI's business (or assist FLCI in connection with any actual or proposed transaction relating to its business) (i) which subjected FLCI to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, might have a material adverse effect, (iii) which if not continued in the future, might have a material adverse effect or subject FLCI to suit or penalty in any private or governmental proceeding, or (iv) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

        3.31 TERRITORIAL RESTRICTIONS.

        FLCI is not a party to any agreement or understanding, whether written or oral, with any other Person which restricts it from carrying on its business anywhere in the world.

        3.32 YEAR 2000 COMPLIANCE.

        All of the computer hardware, software and information systems, including without limitation the financial, operational and manufacturing systems, owned or used by FLCI (i) are prior to, during and after calendar year 2000 A.D. capable of operating in all material respects without errors relating to date data, including errors relating to date data which represents or references different calendar centuries or more than one century, and of providing all date related functionalities, interfaces and data fields, including the indication of century; (ii) are able to accurately manage and process data and date-related data (including, but not limited to, calculating, comparing, sequencing and sorting) from, into and between the 20th and 21st centuries, including single and multiple centuries and leap years; and (iii) shall not abnormally terminate or provide invalid or incorrect results due to date or date-related data, specifically including date data which represents or references different centuries or more than one century.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF USOL

        USOL hereby represents and warrants to FLCI that each of the following is true, correct, and complete as of the date hereof:

        4.1 ORGANIZATION.

        (a) USOL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. USOL has full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted and proposed to be conducted. The copies of the Certificate of Incorporation of


                                  EX 99.4 - 28

USOL, certified by the Secretary of State of the State of Delaware, and the By-laws of USOL, each of which have been delivered to FLCI by USOL, are true and complete copies thereof, and are in full force and effect. USOL is not in violation of its Certificate of Incorporation or its By-laws.

        (b) Except as set forth in SCHEDULE 4.1(B), USOL has no subsidiaries and does not, directly or indirectly, own or have the contractual right or obligation to acquire any equity interest in any other corporation, partnership, joint venture, trust or other business organization. USOL is the record and beneficial owner of all of the capital stock of each of the corporations listed in SCHEDULE 4.1(B). Except as disclosed in SCHEDULE 4.1(B), USOL has not made any investment in, loan to, or advance of cash or other extension of credit to any Person, other than in the ordinary course of its business.

        4.2 CAPITALIZATION.

        (a) The authorized capital stock of USOL consists of (i) 30,000,000 shares of common stock, $.001 par value per share, of which 3,175,000 shares are currently issued and outstanding, and (ii) 2,000,000 shares of Preferred Stock, $.001 par value per share, 1,700,000 shares of which have been designated as the "Series A Convertible Preferred Stock," of which 1,262,000 shares are currently issued and outstanding and 300,000 shares of which have been designated as the "Series B Convertible Preferred Stock," of which 218,000 shares are currently issued and outstanding. EXHIBITS 2.6(B)-1 and 2.6(B)-2 set forth the Certificate of Designations of the USOL Series A Preferred Stock and the USOL Series B Preferred Stock, respectively. All of the outstanding shares of capital stock of USOL have been duly authorized, are validly issued, fully paid and non-assessable, and the holders thereof are not entitled to cumulative voting rights or preemptive rights. There are no obligations, contingent or otherwise, of USOL or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of USOL Common Stock or the capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. Except as set forth in SCHEDULE 4.2(A), there are no outstanding options to purchase or warrants, privileges or rights to subscribe to or purchase any shares of USOL's capital stock or securities issued by USOL convertible into or exchangeable for shares of USOL's capital stock or other securities of USOL or commitments, understandings or intentions to issue any additional shares or options, warrants, privileges or rights to subscribe for shares of USOL's capital stock.

        (b) USOL has obtained a commitment for $35 million of senior notes (the "SENIOR NOTES") on the terms and conditions described in SCHEDULE 4.2(B).

        (c) USOL has no short-term or long-term debt obligations, except as set forth in SCHEDULE 4.2(C), and except for obligations incurred in the ordinary course of business in individual amounts not greater than $25,000.


                                  EX 99.4 - 29

        4.3 QUALIFICATION IN FOREIGN JURISDICTIONS.

        USOL is duly qualified or licensed and in good standing as a foreign corporation duly authorized to do business in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification or licensing necessary, except for any jurisdiction(s) in which the failure to so qualify would not have a material adverse effect upon USOL. SCHEDULE 4.3 sets forth each state in which USOL is qualified to do business as a foreign corporation.

        4.4 AUTHORITY RELATIVE TO THIS AGREEMENT.

        USOL has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by USOL and the consummation by USOL of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of USOL are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of USOL has determined that it is advisable and in the best interest of USOL's stockholders for USOL to enter into the Merger with FLCI upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by USOL and, assuming the due authorization, execution and delivery by FLCI, constitutes a legal, valid and binding obligation of USOL, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws from time to time in effect that affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies.

        4.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) The execution and delivery of this Agreement by USOL does not, and the performance of this Agreement by USOL will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of USOL; (ii) conflict with or violate any Law applicable to USOL or any of its subsidiaries or by which any of their respective properties is bound or affected; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair USOL's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any USOL Material Contract; or (iv) result in the creation of a Lien on any of the properties or assets of USOL or any of its Subsidiaries pursuant to, any note, bond mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which USOL or any of its Subsidiaries is a party or by which USOL or any of its Subsidiaries, or any of their respective properties, is bound or affected, except in the case of clauses (ii), (iii) and
(iv) for such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect upon USOL.


                                  EX 99.4 - 30

        (b) The execution and delivery of this Agreement by USOL does not, and the performance of this Agreement and the transactions contemplated hereby by USOL will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the consents, approvals or Permits set forth in SCHEDULE 4.5(B), (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the filing and recordation of appropriate merger or other documents as required by the Delaware Law and the Oregon Law, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay USOL from performing its obligations under this Agreement, or would not otherwise have a material adverse effect on USOL.

        4.6 BROKERS.

        Except as set forth in SCHEDULE 4.6, no investment bank, broker or finder is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of USOL. USOL has heretofore furnished to FLCI true and complete copies of all agreements between USOL and any other Person, pursuant to which such other firm would be entitled to any payment relating to the transactions contemplated hereunder.

        4.7 OTHER NEGOTIATIONS.

        USOL is not engaged in discussions or negotiations with any Person or Persons with respect to, and has not solicited or furnished any information to any Person or Persons who, to USOL's knowledge, is or are currently contemplating negotiations or an offer regarding, a consolidation or merger or other business combination, recapitalization, liquidation, or similar transaction, or any other transaction which could be conditioned upon, or otherwise require, the termination of this Agreement.

        4.8 FULL DISCLOSURE.

        (a) No statement contained in this Agreement or in any certificate or schedule furnished or to be furnished by or on behalf of USOL to FLCI pursuant to this Agreement, when taken together with all other statements contained herein or in other certificates and schedules furnished pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

        (b) Any information supplied by USOL for inclusion or incorporation by reference in the Proxy Statement shall not (i) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of FLCI Stock, (ii) at the time of the FLCI Stockholders' Meeting, or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance


                                  EX 99.4 - 31
relating to USOL or its officers or directors should be discovered by USOL which should be set forth in a supplement to the Proxy Statement, USOL shall promptly inform FLCI of such event or circumstance.

        4.9 LOCKUP AGREEMENT.

        (a) USOL has obtained, and has delivered to FLCI, the agreement of each holder of any share of USOL Preferred Stock that such holder, except as provided in SCHEDULE 4.9, for a period of one (1) year after the Effective Time, but in no event later than eighteen (18) months from the date hereof, shall not sell, pledge, encumber or otherwise transfer or dispose of, and shall not permit to be sold, encumbered, attached or otherwise disposed of or transferred in any manner, either voluntarily or by operation of law ("TRANSFER"), all or any portion of the shares of Company Preferred Stock that such holder owns or hereafter acquires.

        (b) USOL has obtained, through execution and delivery of the Common Stockholder and Warrant Holder Registration Rights Agreement dated as of the date hereof, the agreement of each holder of USOL Common Stock and each holder of a USOL Warrant that such holder, for a period of six months after the Effective Time, but in no event later than nine (9) months from the date hereof (the "LOCKUP PERIOD"), shall not Transfer, and shall not permit to be Transferred, all or any portion of the shares of Company Common Stock or of the Company Warrants that such holder owns or hereafter acquires; PROVIDED, HOWEVER, that during the Lockup Period, each such holder may make Transfers to Qualified Institutional Buyers (as such term is defined in Rule 144A under the Securities
Act); and PROVIDED FURTHER, that each such holder may (i) transfer all or any part of such holder's USOL Common Stock and/or USOL Warrants to one or more Affiliates which, for purposes of this Section 4.9(b), shall include members of any holder which is a limited liability company, employees or directors of each such holder; (ii) Transfer such holder's USOL Common Stock and/or USOL Warrants in connection with any exchange, reclassification or other conversion of shares into any cash, securities or other property pursuant to a merger or consolidation of the Company or any of its subsidiaries with, or any sale or transfer by the Company or any of its subsidiaries of all or substantially all its assets to, any Person; and (iii) Transfer such holder's USOL Common Stock and/or USOL Warrants in connection with any statutory share exchange or any recapitalization of the Company or any of its subsidiaries; and PROVIDED FURTHER, that if the conditions precedent for USOL to exercise the call option under Section 8 of the USOL Other Warrants exist, then the Lockup Period with respect to the Company Other Warrants shall terminate.

        (c) USOL has obtained, through execution and delivery by Don Barlow and Robert Solomon (for the purposes of this paragraph only, the "HOLDERS") of the Officers Indemnification Agreement dated as of the date hereof, and has delivered to FLCI, the agreement of each such holder with respect to the Company Common Stock that such holder, for a period of one year after the Effective Time, but in no event later than eighteen (18) months from the date hereof (the "OTHER LOCKUP PERIOD"), shall not Transfer, and shall not


                                  EX 99.4 - 32
permit to be Transferred, all or any portion of the shares of Company Common Stock that such holder owns or hereafter acquires.

        4.10 INCORPORATION OF REPRESENTATIONS AND WARRANTIES BY REFERENCE.

        The representations and warranties and related schedules and disclosure memoranda of (a) USOC set forth in the USOC Asset Purchase Agreement and (b) GMAC-CM set forth in the TSD Asset Purchase Agreement are hereby incorporated by reference as though made by USOL and fully set forth herein.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

        5.1 CONDUCT OF BUSINESS BY USOL AND FLCI PENDING THE MERGER.

        During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless the other party shall otherwise agree in writing, and except as to USOL, the actions permitted to be taken by USOL Sub pursuant to the USOC Asset Purchase Agreement and the transactions contemplated thereby, each of USOL and FLCI shall conduct its respective business and shall cause the businesses of its subsidiaries to be conducted only in, and each of USOL and FLCI and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and each of USOL and FLCI shall use reasonable efforts to preserve the business organization of itself and its subsidiaries, to keep available the services of the present officers, key employees and consultants of itself and its subsidiaries and to preserve the present relationships of itself and its subsidiaries with customers, suppliers and other Persons with which it or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither USOL nor FLCI, nor any of their respective subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time do, or propose to do, any of the following without the prior written consent of the other party:

        (a) propose to or amend or otherwise change its Articles or Certificate of Incorporation or By-laws;

        (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class (other than the sale or issuance of common stock upon the exercise of outstanding options listed in SCHEDULE 3.2 or SCHEDULE 3.14(C) hereto (with respect to FLCI); or in SCHEDULE 4.2(A) hereto (with respect to USOL), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of FLCI or USOL, as the case may be, or any of their respective subsidiaries (PROVIDED that consent for grants of employee stock options to newly


                                  EX 99.4 - 33
hired employees pursuant to existing stock option plans consistent with past practice shall not be unreasonably withheld);

        (c) sell, pledge, mortgage, dispose of or encumber any of its assets or any assets of its subsidiaries, except for (i) sales of products (or licenses thereto) and services in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $10,000 in the aggregate;

        (d) except as is contemplated by Section 6.5, alter the price or accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Employee Plans (including stock option plans) or authorize cash payments in exchange for any options granted under any of such plans;

        (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except for the declaration and payment of any required dividend by USOL on the USOL Preferred Stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

        (f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money (except for the issuance of the Senior Notes), or issue any debt securities or assume, guarantee (other than guarantees of bank debt of such party's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in each case in the ordinary course of business consistent with past practice; (iii) enter into or amend any USOL Material Contract or FLCI Material Contract, as the case may be, other than in the ordinary course of business consistent with past practice; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000 for such party and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1;

        (g) except, as to FLCI, for increases consistent with past practice and disclosed on SCHEDULE 5.1(G) in salary or wages of employees of FLCI or its subsidiaries who are not officers and except, as to USOL, for Persons other than Robert Solomon and Donald Barlow, increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of such party or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, stock purchase, pension,


                                  EX 99.4 - 34
retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law, and except for ministerial updating of plans and trusts which does not affect the benefits thereunder;

        (h) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable, and collection of accounts receivable);

        (i) make any material tax election inconsistent with past practices or settle or compromise any material Federal, state, local or foreign tax liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on the USOL Unaudited Balance Sheet or the FLCI Unaudited Balance Sheet, each as on the Balance Sheet Date, as the case may be;

        (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of such party or incurred in the ordinary course of business and consistent with past practice;

        (k) take any action which would make any of the representations or warranties of such party contained in this Agreement materially untrue or incorrect or prevent such party from performing in all material respects or cause such party not to perform in all material respects its covenants hereunder;

        (l) cancel or waive any claim or right of substantial value or settle any material pending litigation;

        (m) pay, discharge, or satisfy any material claim or liability before it becomes due or fail to pay accounts payable in accordance with their terms;

        (n) knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of any of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; or

        (o) agree to do any of the foregoing.

        5.2 NO SOLICITATION BY USOL OR FLCI.

        (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, neither USOL nor FLCI shall, directly or indirectly, through any officer, director, employee, representative or agent of USOL or FLCI, including, without limitation, any investment banker, attorney, or accountant retained by FLCI or USOL, as the case may be, or any of its subsidiaries, (i) initiate, solicit, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead


                                  EX 99.4 - 35
to, a proposal or offer for a merger, consolidation, business combination, sale of assets representing a substantial portion of the assets of either USOL or FLCI, as applicable, including a sale of shares representing 20% or more of the outstanding USOL Stock or FLCI Stock, including, without limitation, by way of tender offer or exchange offer other than the Merger and the other transactions relating to this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"); or, subject to the applicable fiduciary duties of the respective directors of USOL and FLCI, as determined by such directors in good faith after consultation with and based upon the advice of legal counsel, (ii) engage in negotiations or discussions concerning, or provide to any Person or entity non-public information or data regarding FLCI or USOL or any of their respective subsidiaries, as applicable, for the purpose of, or otherwise cooperate with or assist or participate in, facilitate or encourage, any inquiries regarding the making of an Acquisition Proposal, (iii) agree to, approve, or recommend any Acquisition Proposal or (iv) take any other action inconsistent with the obligations of USOL or FLCI, as applicable; PROVIDED, HOWEVER, that any conversations, solicitations or negotiations conducted by either party or their respective representatives regarding an acquisition proposal solely with respect to the Surviving Corporation shall not be deemed to violate any of the foregoing provisions of this Section 5.2(a).

        (b) Either party shall immediately notify the other party after receipt of any Acquisition Proposal or any request for nonpublic information relating to such party or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of such party or any subsidiary by any Person that informs the Board of Directors or officers of such party or such subsidiary that it intends to make, or has made, an Acquisition Proposal. Such notice to the other party shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

        (c) Both parties shall use reasonable efforts to ensure that the officers and directors of USOL and FLCI and their respective subsidiaries and any investment banker or other advisor or representative retained by such party are aware of, and comply with, the restrictions described in this Section 5.2.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

        6.1 PROXY STATEMENT.

        (a) As promptly as practicable after the execution of this Agreement, FLCI shall prepare and file with the SEC the Proxy Statement, which shall be in form and substance satisfactory to USOL. FLCI shall cause the Proxy Statement to comply in all material respects with the Securities Act, the Exchange Act and the regulations thereunder. FLCI shall use reasonable efforts to have or cause the Proxy Statement to be cleared as promptly as practicable, and shall take all actions required under any applicable federal or state


                                  EX 99.4 - 36
securities laws or the rules and regulations of Nasdaq in connection with the issuance of shares of FLCI Stock pursuant to the Merger. Without limiting the generality of the foregoing, FLCI agrees to use all reasonable efforts, after consulting with USOL, to respond promptly to any comments made by the SEC with respect to the Proxy Statement (including each preliminary version thereof).

        (b) Each of USOL and FLCI shall, and shall cause its respective representatives to, fully cooperate with the other party and its respective representatives in the preparation of the Proxy Statement, and shall, upon request, furnish the other party with all information concerning it and its Affiliates, directors, officers and stockholders as the other may reasonably request in connection with the preparation of the Proxy Statement.

        (c) As promptly as practicable after the Proxy Statement has been cleared by the SEC, FLCI shall cause the Proxy Statement to be mailed to its stockholders. Thereafter, USOL and FLCI shall each notify the other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or a supplement to, the Proxy Statement. FLCI shall notify USOL as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Proxy Statement, and FLCI shall promptly supply USOL with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings.

        6.2 FLCI STOCKHOLDERS' MEETING.

        FLCI shall, in accordance with its charter documents, call and hold (i) the FLCI Stockholders' Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger and this Agreement, (ii) the approval of the Re-incorporation, and (iii) the approval of the increase in authorized capital stock required to consummate the Merger, and FLCI shall use its best efforts to hold the FLCI Stockholders' Meeting as soon as permitted by the proxy rules under the Exchange Act. FLCI shall use its best efforts to obtain from the stockholders owning more than 50% of the FLCI Stock, proxies in favor of the approval of (i) the Merger and this Agreement, (ii) the Re-incorporation, and
(iii) the increase in authorized capital stock required to consummate the Merger. Subject to the applicable fiduciary duties of FLCI's directors, as determined by such directors in good faith after consultation with and based upon the written advice of legal counsel, FLCI shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the applicable Law to obtain such approvals, including, without limitation, the inclusion in the Proxy Statement of the recommendation of its Board of Directors that its shareholders vote in favor of the approval and adoption of this Agreement and the transactions related hereto.

        6.3 ACCESS TO INFORMATION; CONFIDENTIALITY.

        Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which USOL or FLCI may be subject (from which USOL and FLCI shall each use reasonable efforts to be released), USOL and FLCI shall each (and USOL shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other


                                  EX 99.4 - 37
representatives of the other, reasonable access, during the period from the date of this Agreement to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, USOL and FLCI shall each furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and USOL and FLCI shall each make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either FLCI or USOL may reasonably request. Each party shall keep such information confidential in accordance with the terms of the Confidentiality and Standstill Agreement, dated May, 1999, entered into between FLCI and USOL.

        6.4 CONSENTS, APPROVALS.

        USOL and FLCI shall each use its reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all Governmental Approvals), and USOL and FLCI shall make all filings (including, without limitation, all filings with Governmental Authorities or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by USOL and FLCI and the consummation by them of the transactions contemplated hereby. USOL and FLCI shall furnish all information required to be included in the Proxy Statement, or for any application or other filing to be made pursuant to the rules and regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. FLCI and USOL shall each use reasonable efforts to cause the Merger to qualify, and will not (either before or after consummation of the Merger) take any actions which could prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

        6.5 STOCK OPTIONS.

        (a) At the Effective Time, the obligation to issue shares under each then outstanding option to purchase USOL Common Stock (each a "USOL STOCK OPTION") granted under USOL's Stock Option Plan, as amended, shall be assumed by FLCI and each such option shall be converted into an option to acquire, on the same terms and conditions as were applicable under such USOL Stock Option prior to the Effective Time, the whole number of shares of FLCI Common Stock as the holder of such USOL Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable). The exercise price of the options shall be a price per share equal to the exercise price for shares of USOL Common Stock otherwise purchasable pursuant to such USOL Stock Option; PROVIDED, HOWEVER, that the exercisability or the other vesting of the


                                  EX 99.4 - 38
assumed options and the underlying stock shall continue to be determined by reference to stock option agreements executed pursuant to USOL's Stock Option Plan; and PROVIDED FURTHER, that references in any USOL Stock Option to USOL, the Board of Directors of USOL or any committee thereof, and any USOL Stock Option Plan, shall, commencing at the Effective Time, unless inconsistent with the context, be to FLCI, the board of directors of FLCI or a committee thereof, and FLCI's 1998-1999 Combined Incentive Stock Option and Nonqualified Stock Option Plan, respectively.

        (b) As soon as practicable after the Effective Time, FLCI shall deliver to each holder of an outstanding USOL Stock Option an appropriate notice setting forth such holder's rights pursuant thereto and such USOL Stock Option shall continue in effect on the same terms and conditions. FLCI shall comply with the terms of all such USOL Stock Options and ensure, to the extent required by, and subject to the provisions of, any USOL Stock Plan, that USOL Stock Options which qualified for special tax treatment prior to the Effective Time continue to so qualify after the Effective Time. FLCI shall take all corporate action necessary to reserve for issuance a sufficient number of shares of FLCI Common Stock for delivery pursuant to the terms set forth in this Section 6.5.

        (c) FLCI shall use its reasonable best efforts after the Effective Time to file and maintain the effectiveness of a registration statement under the Securities Act with respect to the issuance by FLCI of shares of FLCI Common Stock which may be issued pursuant to the USOL Stock Options as provided for above in this Section 6.5.

        6.6 WARRANTS.

        At the Effective Time, FLCI shall assume in writing all obligations under the USOL Other Warrants and the USOL TSD Warrants, and the holders of the USOL Other Warrants and the USOL TSD Warrants thereafter shall have the right to acquire, on the same pricing and payment terms and conditions as are currently applicable under the USOL Other Warrants and the USOL TSD Warrants, as applicable, the same number of shares of FLCI Common Stock as the holders of such warrants would have been entitled to receive in the Merger had such holder exercised such warrants in full immediately prior to the Effective Time.

        6.7 NOTIFICATION OF CERTAIN MATTERS.

        USOL shall give prompt notice to FLCI, and FLCI shall give prompt notice to USOL, of (i) the occurrence or non-occurrence of any event which would cause any representation or warranty made by the respective parties in this Agreement to be materially untrue or inaccurate, and (ii) any failure of USOL or FLCI, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, and PROVIDED FURTHER, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 7.2(b) or 7.3(b) unless the failure to give such notice results in material prejudice to the other party.


                                  EX 99.4 - 39

        6.8 PUBLIC ANNOUNCEMENTS.

        FLCI and USOL shall consult with each other before issuing any press release or other public statement with respect to the Merger or this Agreement, and any such press release shall state that it is being made by both FLCI and USOL. FLCI and USOL shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the written advice of counsel be required by law if it has used reasonable efforts to consult first with the other party, and has provided the other party with at least 24 hours notice of such release.

        6.9 APPLICATION FOR NASDAQ APPROVAL.

        FLCI agrees to use its best efforts to prepare and file with Nasdaq such applications, notices, reports and other information as may be reasonably required to obtain the approval by Nasdaq of the continued listing of FLCI's common stock outstanding prior to the consummation of the Merger and the FLCI Common Stock, and FLCI's warrants outstanding prior to the Effective Time and the FLCI Warrants that are currently listed on Nasdaq following consummation of the transactions provided for herein. USOL agrees to provide FLCI with such documents, information and other materials as FLCI may reasonably request in connection with effecting such application and to otherwise cooperate with FLCI in its efforts to obtain such Nasdaq approval. FLCI and USOL shall cooperate with each other in applying for a new listing of the FLCI Common Stock and the FLCI Warrants on the Nasdaq National Market and having the FLCI Common Stock and the FLCI Warrants designated as national market system securities.

        6.10 DELIVERY OF ADDITIONAL FILINGS.

        Following the execution of this Agreement and until the Closing, FLCI shall provide USOL with copies of any and all reports, filings, notices or other information which FLCI may prepare and file with or receive from the SEC, Nasdaq or any other Governmental Authority (and shall give USOL an opportunity to review and comment on any such filings).

        6.11 ACCOUNTANT'S COMFORT LETTERS.

        USOL and FLCI shall each use reasonable efforts to cause their respective independent public accountants to deliver to the other party a letter covering such matters as may be requested by such other party, with respect to such matters as are customarily addressed in certified public accountant's "comfort" letters with respect to the type of transactions contemplated by this Agreement.

        6.12 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

        All rights to indemnification now existing in favor of the present or former directors or officers of USOL as provided in USOL's Certificate of Incorporation or By-laws, which rights


                                  EX 99.4 - 40
are in effect as of the date hereof, shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time. All rights to indemnification in respect of any such claim or claims shall continue until disposition of such claim or claims. FLCI and USOL further agree that all rights to indemnification now existing in favor of the present or former directors or officers of USOL in any indemnification agreement between such Person and USOL shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement. Until the sixth anniversary of the Effective Time, FLCI shall maintain in effect with respect to matters occurring prior to the Effective Time, to the extent available, the policy of directors' and officers' liability insurance currently maintained by USOL on behalf of its officers and directors; PROVIDED, HOWEVER, that FLCI may substitute therefor a policy containing coverage, terms and conditions which are no less advantageous to such present or former directors and officers of USOL. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 6.12 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each present and former director and officer of USOL and shall be binding on all successors and assigns of the Surviving Corporation. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.12.

        6.13 EMPLOYEE BENEFITS

        (a) FLCI will maintain without change for a period of twelve months after the Effective Time each severance program and policy of USOL listed in
Section 5.14 of the Disclosure Memorandum attached to the USOC Asset Purchase Agreement (including any such plan, program or policy that is subject to the approval of the Board of Directors of USOL as of the date of this Agreement) with respect to each FLCI employee who was employed by USOL immediately prior to the Effective Time and for purposes of any such severance program or policy and any severance program and policy which USOL was required to maintain by law. FLCI will give full credit to each such FLCI employee for all service performed for USOL by such employee. FLCI will honor all severance and retention agreements of USOL in effect as of the Effective Time.

        (b) With respect to each FLCI Employee Plan, each FLCI employee employed by USOL immediately prior to the Effective Time shall receive credit for all service performed for USOL; such service credit shall apply for all purposes, including but not limited to any vacation, sick time, insurance or other benefits and any eligibility or vesting requirements under any FLCI Employee Plan.

        (c) As of the Effective Time, each FLCI employee who was employed by USOL immediately prior to the Effective Time shall be enrolled in the Person Choice Account group health benefit plan for employees of FLCI, or any successor plan thereto ("GROUP HEALTH PLAN") and shall be entitled to participate in the Group Health Plan without limitation or


                                  EX 99.4 - 41
exclusion for any preexisting conditions applicable to any such employee or his or her enrolled dependents, except to the extent that any such preexisting condition limitation or exclusion applied to such individual under the group health plan provided by USOL prior to the Effective Time. For purposes of participation in the Group Health Plan, each FLCI employee employed by USOL immediately prior to the Effective Time shall also receive credit for all payments made toward deductible, co-payment and out-of-pocket limits under the group health plan of USOL in which such employee was a participant immediately prior to the Effective Time for the plan year which includes the Effective Time as if such payments had been made for similar purposes for such period under the Group Health Plan by an employee employed by FLCI immediately prior to the Effective Time.

        6.14 STOCKHOLDER LITIGATION.

        Each of FLCI and USOL shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation arising in connection with the transactions contemplated hereby against FLCI or USOL, as applicable, and their respective directors.

        6.15 ACCREDITED INVESTORS.

        Prior to the Effective Time, USOL shall deliver to FLCI evidence reasonably satisfactory to FLCI that each holder of USOL Stock is an "Accredited Investor" as such term is defined in Regulation D of the Securities Act.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

        7.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER.

        Unless waived, in whole or in part, by the applicable party, the respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) No proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC.

        (b) This Agreement, the Merger, the increase in the authorized capital stock of FLCI required to consummate the Merger, and the Re-incorporation shall have been approved by the requisite vote of the stockholders of FLCI.

        (c) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Merger; PROVIDED, HOWEVER, that USOL and FLCI shall use their reasonable best efforts to have any such order, decree or injunction vacated.


                                  EX 99.4 - 42

        (d) FLCI and USOL shall have received the written opinion of Jenkens & Gilchrist, in form and substance reasonably satisfactory to each of them to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code.

        (e) The shares of FLCI Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq, subject to official notice of issuance.

        (f) All corporate and other proceedings and actions taken in connection with this Agreement and all certificates, opinions, agreements, instruments, and documents mentioned in this Agreement or incident to any such transactions shall have been delivered to the appropriate party or third party, and be reasonably satisfactory in form and substance to USOL, FLCI, and their respective counsel.

        (g) There shall not have occurred and be continuing at any time within 30 days prior to the proposed Effective Time (i) any suspension in trading on Nasdaq, any fixing of minimum or maximum prices for trading on Nasdaq by the NASD or SEC or any other Governmental Authority, (ii) the declaration of a banking moratorium by federal, Oregon, Colorado or Texas Governmental Authorities; (ii) an outbreak or major escalation of hostilities between the United States and any foreign power or other insurrection or armed conflict involving the United States.

        7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF FLCI.

        Unless waived, in whole or in part, in writing by FLCI, the obligations of FLCI to effect the Merger are also subject to the fulfillment prior to or at the Effective Time, of each of the following conditions:

        (a) The representations and warranties of USOL contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for (i) changes contemplated or permitted by this Agreement, (ii) those representations and warranties which address matters only as of a specified date (which shall remain true and correct as of such date), and (iii) where the failure to be true and correct would not have a material adverse effect upon USOL.

        (b) USOL shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by USOL on or prior to the Effective Time.

        (c) No material adverse change in the business, property, prospects, results of operations or conditions (financial or otherwise) of USOL shall have occurred between the date of this Agreement and the Effective Time.

        (d) No action or proceeding by any Governmental Authority or other Person (an "ACTION") shall have been instituted or threatened which (i) might have a material adverse effect on USOL; (ii) would enjoin, restrain, or prohibit, or might result in substantial damages in respect of, this Agreement or the complete consummation of the Merger; or (iii) seeks to


                                  EX 99.4 - 43
prohibit or limit the Surviving Corporation from exercising all material rights and privileges pertaining to its ownership of all or a material portion of the business or assets of USOL and the Predecessor Entities, and which would, in the reasonable judgment of FLCI make it inadvisable to consummate such transactions; PROVIDED, HOWEVER, that if an Action has been instituted, or an order issued pursuant to an Action, that FLCI and USOL shall use their reasonable best efforts to have any such order or Action dismissed or vacated.

        (e) USOL shall have delivered to FLCI a certificate signed by USOL's President and Chief Financial Officer, dated the date of the Closing, certifying that the conditions specified in Sections 7.2(a), 7.2(b), 7.2(c) and 7.2(d) of this Agreement have been satisfied.

        (f) FLCI shall have received the opinion of Jenkens & Gilchrist, counsel to USOL, dated the date of the Closing, containing the opinion set forth in
EXHIBIT 7.2(F) attached hereto.

        (g) All corporate and other proceedings and actions taken in connection with this Agreement and all certificates, opinions, agreements, instruments, and documents mentioned in this Agreement or incident to any such transactions shall be reasonably satisfactory in form and substance to FLCI and its counsel.

        7.3 ADDITIONAL CONDITIONS TO OBLIGATION OF USOL.

        Unless waived, in whole or in part, in writing by USOL, the obligations of USOL to effect the Merger are also subject to the fulfillment prior to or at the Effective Time of each of the following conditions:

        (a) The representations and warranties of FLCI contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for (i) changes contemplated or permitted by this Agreement, (ii) those representations and warranties which address matters only as of a specified date (which shall remain true and correct as of such date), and (iii) where the failure to be true and correct would not have a material adverse effect upon FLCI.

        (b) FLCI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by FLCI on or prior to the Effective Time.

        (c) No material adverse change in the business, property, prospects, results of operations or conditions (financial or otherwise) of FLCI shall have occurred between the date of this Agreement and the Effective Time.

        (d) No Action shall have been instituted or threatened which (i) might have a material adverse effect on FLCI; (ii) would enjoin, restrain, or prohibit, or might result in substantial damages in respect of, this Agreement or the complete consummation of the Merger; or (iii) seeks to prohibit or limit the Surviving Corporation from exercising all


                                  EX 99.4 - 44
material rights and privileges pertaining to its ownership of all or a material portion of the business or assets of FLCI, and which would, in the reasonable judgment of USOL make it inadvisable to consummate such transactions; PROVIDED, HOWEVER, that if an Action has been instituted, or an order issued pursuant to an Action, that FLCI and USOL shall use their reasonable best efforts to have any such order or Action dismissed or vacated.

        (e) FLCI shall have delivered to USOL a certificate signed by FLCI's President and Chief Financial Officer, dated the date of the Closing, certifying that the conditions specified in Sections 7.3(a), 7.3(b), 7.3(c), and 7.3(d) of this Agreement have been satisfied.

        (f) USOL shall have received the opinion of Neuman Drennen & Stone, LLC, counsel to FLCI, dated the date of the Closing, containing the opinion set forth in EXHIBIT 7.3(F) attached hereto.

                                  ARTICLE VIII

                                   TERMINATION

        8.1 TERMINATION.

        (a) This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of either USOL or
FLCI:

                (i) by mutual written consent of the parties hereto duly authorized by the Boards of Directors of FLCI and USOL; or

                (ii) by either FLCI or USOL if the Merger shall not have been consummated by the Outside Date, PROVIDED that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

                (iii) by either FLCI or USOL if a court of competent jurisdiction or Governmental Authority shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.4; or

                (iv) by either FLCI or USOL, if, at the FLCI Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of FLCI shall not have been obtained; or


                                  EX 99.4 - 45

                (v) by FLCI, upon a breach of any representation, warranty, covenant or agreement on the part of USOL set forth in this Agreement such that the conditions set forth in
                        Section 7.3(a) or 7.3(b) would not be satisfied, or by USOL, upon a breach of any representation, warranty, covenant or agreement on the part of FLCI set forth in this Agreement such that the conditions set forth in
                        Section 7.2(a) or 7.2(b), would not be satisfied (any of such breaches by either party, a "TERMINATING BREACH"); PROVIDED, HOWEVER, that if such Terminating Breach is curable prior to the Outside Date, by FLCI or USOL, as the case may be, through the exercise of its reasonable efforts and for so long as FLCI or USOL, as the case may be, continues to exercise such reasonable efforts, neither USOL nor the FLCI, respectively, may terminate this Agreement under this Section 8.1(a)(v); or

                (vi) by FLCI, if (A) the Board of Directors of USOL shall fail to recommend the Merger or shall withdraw, modify or change its recommendation of the Merger in a manner adverse to FLCI or shall have resolved to do any of the foregoing; (B) after the receipt by USOL of an Acquisition Proposal, FLCI requests in writing that the Board of Directors of USOL reconfirm its recommendation of this Agreement and the Merger to the stockholders of USOL and the Board of Directors of USOL fails to do so within 10 business days after its receipt of FLCI's request; (C) the Board of Directors of USOL shall have recommended to the stockholders of USOL an Alternative Transaction (as defined in Section 8.4(e)); or (D) a tender offer or exchange offer for 20% or more of the outstanding shares of USOL Stock is commenced (other than by FLCI or an Affiliate of FLCI) and the Board of Directors of USOL recommends that the stockholders of USOL tender their shares in such tender or exchange offer; or

                (vii) by USOL, if (A) the Board of Directors of FLCI shall fail to recommend the Merger or shall withdraw, modify or change its recommendation of the Merger in a manner adverse to USOL or shall have resolved to do any of the foregoing; (B) after the receipt by FLCI of an Acquisition Proposal, USOL requests in writing that the Board of Directors of FLCI reconfirm its recommendation of this Agreement and the Merger to the stockholders of USOL and the Board of Directors of FLCI fails to do so within 10 business days after its receipt of USOL's request; (C) the Board of Directors of FLCI shall have recommended to the stockholders of FLCI an Alternative Transaction; (D) a tender offer or exchange offer for 20% or


                                  EX 99.4 - 46
                        more of the outstanding shares of FLCI Common Stock is commenced (other than by USOL or an Affiliate of USOL) and the Board of Directors of FLCI recommends that the stockholders of FLCI tender their shares in such tender or exchange offer; or (E) for any reason FLCI fails to call and hold the FLCI Stockholders' Meeting by the Outside Date (PROVIDED that USOL's right to terminate this Agreement under this clause (E) shall not be available if at such time FLCI would be entitled to terminate this Agreement under Section 8.1(a)(v) without giving effect to the cure period); or

                (viii) by USOL, subject to Section 8.2(a), if the Board of Directors of USOL shall concurrently approve, and USOL shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Offer (as hereinafter defined); PROVIDED, HOWEVER, that (A) USOL is not then in breach of Section 5.2, (B) the Board of Directors of USOL shall have complied with Section 8.2(a) in connection with such Superior Offer, and (C) USOL shall simultaneously make the payment required by
                        Section 8.4(b); and PROVIDED FURTHER, that USOL agrees to use its commercially reasonable efforts to have such Superior Offer include the Surviving Corporation and to consummate the Merger.

        (b) This Agreement may be terminated by FLCI at any time prior to the approval thereof by the stockholders of FLCI, subject to Section 8.2(b), if the Board of Directors of FLCI shall concurrently approve, and FLCI shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Offer; PROVIDED, HOWEVER, that (i) FLCI is not then in breach of
Section 5.2, (ii) the Board of Directors of FLCI shall have complied with
Section 8.2(b) in connection with such Superior Offer, and (iii) FLCI shall simultaneously make the payment required by Section 8.4(c); and PROVIDED FURTHER, that FLCI agrees to use its commercially reasonable efforts to have such Superior Offer include the Surviving Corporation and to consummate the Merger.

        8.2 CERTAIN ACTIONS PRIOR TO TERMINATION.

        (a) USOL shall provide to FLCI written notice of its intention to terminate this Agreement pursuant to Section 8.1(a)(viii) advising FLCI (i) that the Board of Directors of USOL has determined, by action of a majority of the members of the Board of Directors of USOL who are not affiliated with either FLCI or the Person making such Acquisition Proposal or their respective affiliates, that such Acquisition Proposal is a Superior Offer and that, in the exercise of its good faith judgment as to fiduciary duties to stockholders under applicable law, after consultation with USOL's outside legal counsel, failure by the Board of Directors to terminate this Agreement could reasonably be expected to result in a breach of such duties and (ii) as to the material terms of any such Acquisition Proposal. At any time after the fifth


                                  EX 99.4 - 47
business day following receipt of such notice by FLCI, USOL may terminate this Agreement as provided in Section 8.1(a)(viii) only if the Board of Directors of USOL who are not affiliated with either FLCI or the Person making such Acquisition Proposal or their respective affiliates, determines that failure by the Board of Directors to terminate this Agreement continues to be reasonably expected to result in a breach of its fiduciary duties to stockholders under applicable law (which determination shall be made in light of any revised proposal made by FLCI prior to the expiration of such five business day period) and concurrently enters into a definitive agreement providing for the implementation of such Acquisition Proposal.

        (b) FLCI shall provide to USOL written notice of its intention to terminate this Agreement pursuant to Section 8.1(b) advising USOL (i) that the Board of Directors of FLCI has determined, by action of a majority of the members of the Board of Directors of FLCI who are not affiliated with either USOL or the Person making such Acquisition Proposal or their respective affiliates, that such Acquisition Proposal is a Superior Offer and that, in the exercise of its good faith judgment as to fiduciary duties to stockholders under applicable law, after consultation with FLCI's outside legal counsel, failure by the Board of Directors to terminate this Agreement could reasonably be expected to result in a breach of such duties and (ii) as to the material terms of any such Acquisition Proposal. At any time after the fifth business day following receipt of such notice by USOL, FLCI may terminate this Agreement as provided in
Section 8.1(b) only if the Board of Directors of FLCI who are not affiliated with either USOL or the Person making such Acquisition Proposal or their respective affiliates, determines that failure by the Board of Directors to terminate this Agreement continues to be reasonably expected to result in a breach of its fiduciary duties to stockholders under applicable law (which determination shall be made in light of any revised proposal made by USOL prior to the expiration of such five business day period) and concurrently enters into a definitive agreement providing for the implementation of such Acquisition Proposal.

        (c) For purposes of this Agreement, "SUPERIOR OFFER" means an Acquisition Proposal which is superior from a financial point of view to (i) FLCI's stockholders (other than any stockholders affiliated with USOL) or (ii) USOL's stockholders (other than any stockholders affiliated with FLCI), as applicable, to the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of FCLI's or USOL's board of directors, as applicable, after consultation with FLCI's or USOL's financial advisors is reasonably capable of being obtained.

        8.3 EFFECT OF TERMINATION.

        In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall immediately become void and there shall be no liability on the part of any party hereto or any of its Affiliates, directors, officers or stockholders, except as provided in Section 8.4; PROVIDED, HOWEVER, that termination of this Agreement shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party resulting from any breach of this Agreement.


                                  EX 99.4 - 48

        8.4 FEES AND EXPENSES.

        (a) Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses if the Merger is not consummated and by the Surviving Corporation if the Merger is consummated, to the extent such expenses are solely and directly related to such Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; PROVIDED, HOWEVER, that, if the Merger is not consummated, FLCI and USOL shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing of the Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto.

        (b) USOL shall pay FLCI a termination fee of $1,000,000 upon the earlier to occur of the following events:

                (i)     the termination of this Agreement by FLCI pursuant to
                        Section 8.1(a)(vi); or

                (ii)    the termination of this Agreement by USOL pursuant to
                        Section 8.1(a)(viii).

        USOL's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of FLCI against USOL and its directors, officers, employees, agents, advisors, and other representatives with respect to the occurrences giving rise to such payment; PROVIDED that this limitation shall not apply in the event of a willful breach of this Agreement by USOL.

        (c) FLCI shall pay USOL a termination fee of $1,000,000 upon the earliest to occur of the following events:

                (i) the termination of this Agreement by either FLCI or USOL pursuant to Section 8.1(a)(iv) if (A) the requisite votes of the stockholders of FLCI to approve the Merger shall not have been obtained, (B) a proposal for an Alternative Transaction (as defined below) involving FLCI shall have been publicly announced prior to the FLCI Stockholders' Meeting, and (C) either a definitive agreement for an Alternative Transaction involving FLCI is entered into, or an Alternative Transaction involving FLCI is consummated, within eighteen months of such termination;

                (ii) the termination of this Agreement by either FLCI or USOL pursuant to Section 8.1(a)(iv) if (A) the requisite vote of the stockholders of FLCI to approve the Merger shall not have been obtained because one or more of the stockholders party to the Stockholder Support Agreements failed to approve the Merger in


                                  EX 99.4 - 49
                        breach of such agreement, and (B) if such stockholder had voted for the Merger or not otherwise breached, the Merger would have been approved by the FLCI stockholders;

                (iii)   the termination of this Agreement by USOL pursuant to
                        Section 8.1(a)(vii); or

                (iv)    the termination of this Agreement by FLCI pursuant to
                        Section 8.1(b).

        FLCI's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of USOL against FLCI and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by FLCI.

        (d) The fees payable pursuant to Section 8.4(b) or 8.4(c) shall be paid concurrently with the first to occur of the events described in Section 8.4(b)(i) or (ii) or 8.4(c)(i), (ii), (iii) or (iv), respectively.

        (e) As used in this Agreement, "ALTERNATIVE TRANSACTION" means either
(i) a transaction pursuant to which any third party acquires more than 20% of the outstanding shares of USOL Stock or FLCI Stock, as the case may be, pursuant to a stock purchase, tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving USOL or FLCI pursuant to which any third party (or the stockholders of a third party) acquires more than 20% of the outstanding shares of USOL Stock or FLCI Stock, as the case may be, or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any third party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of USOL, and the entity surviving any merger or business combination including any of them) of USOL or FLCI having a fair market value (as determined by the Board of Directors of USOL or FLCI, as the case may be, in good faith) equal to more than 20% of the fair market value of all the assets of USOL or FLCI, as the case may be, and their respective subsidiaries, taken as a whole, immediately prior to such transaction.


                                  EX 99.4 - 50

                                   ARTICLE IX

                      ARBITRATION; CONSENT TO JURISDICTION

        9.1 SUBMISSION TO JURISDICTION.

        FLCI and USOL each hereby agree that any and all disputes, legal actions, suits, or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby may be brought in any state or federal court located in Portland, Oregon. By their signature to this Agreement, FLCI and USOL each irrevocably submit to the jurisdiction of the courts located in Portland, Oregon, in any dispute, legal action, suit, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

        9.2 WAIVER OF IMMUNITY AND INCONVENIENT FORUM.

        FLCI and USOL each hereby irrevocably waives all immunity from jurisdiction, attachment and execution, whether on the basis of sovereignty or otherwise, to which it might otherwise be entitled in any legal action or proceeding brought in any state or federal court located in Portland, Oregon, and further irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to any dispute, legal action, suit, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby being brought in any federal or state court located in Portland, Oregon, and hereby further irrevocably waives any claim that any such dispute, legal action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

        9.3 ARBITRATION PROCEDURES.

        (a) All disputes arising in connection with this Agreement or any contract of sale hereunder shall be finally settled by arbitration in Portland, Oregon, in accordance with the International Arbitration Rules of the American Arbitration Association (the "RULES OF ARBITRATION"). Judgment on the award rendered by the arbitration panel (the "ARBITRATION PANEL") may be entered in any court of competent jurisdiction.

        (b) Any party which desires to initiate arbitration proceedings may do so by delivering written notice to the other party (the "ARBITRATION NOTICE") specifying (x) the nature of the dispute or controversy to be arbitrated; (y) the name and address of the arbitrator appointed by the party initiating such arbitration; and (z) such other matters as may be required by the Rules of Arbitration. The party who receives an Arbitration Notice shall appoint an arbitrator and notify the initiating party of such arbitrator's name and address within 30 days after delivery of the Arbitration Notice; otherwise, a second arbitrator shall be appointed by the American Arbitration Association at the request of the party who delivered the Arbitration Notice. The two arbitrators so appointed shall appoint a third arbitrator who shall be chairman of the Arbitration Panel and the "neutral arbitrator" for purposes of the Rules of Arbitration.

        9.4 FINAL ARBITRATION DECISIONS.

        All decisions of the Arbitration Panel shall be final, conclusive and binding on all parties and shall not be subject to judicial review. The parties expressly waive the provisions of any state statute or regulation that permits a party to an arbitration in which an award has been made to petition a court of competent jurisdiction to vacate an arbitration award.

        9.5 CLAIMS FOR UNPAID BALANCE.

        Notwithstanding anything to the contrary contained in this Article IX, any claim by either party for a "provisional remedy" as defined in Section 1281.8 of the Rules of


                                  EX 99.4 - 51

Arbitration, may be brought in any court of competent jurisdiction, and any judgment, order or decree relating thereto shall have precedence over any arbitral award or proceeding.

                                   ARTICLE X

                               GENERAL PROVISIONS

        10.1 ATTORNEY'S FEES.

        In any action at law or in equity or in any arbitration proceeding, for declaratory relief or to enforce any of the provisions or rights or obligations under this Agreement, the unsuccessful party to such proceeding, shall pay the successful party or parties all statutorily recoverable costs, expenses and reasonable attorneys' fees incurred by the successful party or parties including without limitation costs, expenses, and fees on any appeals and the enforcement of any award, judgment or settlement obtained, such costs, expenses and attorneys' fees shall be included as part of the judgment. The successful party shall be that party who obtained substantially the relief or remedy sought, whether by judgment, compromise, settlement or otherwise.

        10.2 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; KNOWLEDGE, ETC.

        Except as otherwise provided in this Section 10.2, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the other party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Sections 6.4, 6.5, 6.6, 6.8, 6.12, 6.13, 6.14 and 8.4 shall survive the
Effective Time. The Confidentiality/Standstill Agreement shall survive termination of this Agreement as therein provided.

        10.3 NOTICES.

        (a) Any notice, communication, offer, acceptance, request, consent, reply, or advice (herein severally and collectively, for convenience, called "NOTICE"), in this Agreement provided or permitted to be given, served, made, or accepted by any party or Person to any other party or parties, Person or Persons, hereunder must be in writing, addressed to the party to be notified at the address set forth below, or such other address as to which one party notifies the other in writing pursuant to the terms of this Section, and must be served by (1) telefax or other similar electronic method, or (2) depositing the same in the United States mail, certified, return receipt requested and postage paid to the party or parties, Person or Persons to be notified or entitled to receive same, or (3) delivering the same in Person to such party. Any party receiving a facsimile transmission shall be entitled to rely upon a facsimile transmission to the same extent as if it were the original.


                                  EX 99.4 - 52

        (b) All notices and other communications given or made pursuant hereto shall be deemed to have been given immediately when sent by telefax and confirmed received or other electronic method or when personally delivered in the manner hereinabove described, and seventy-two hours after being deposited in the United States mail. Notice provided in any manner not specified above shall be effective only if and when received by the party or parties, person or persons to be, or provided to be notified.

        (c) All notices, requests, demands, and other communications required or permitted under this Agreement shall be addressed as set forth below:

             (i)    If to FLCI:

                    FirstLink Communications, Inc.
                    190 SW Harrison
                    Portland, Oregon 97201
                    Telecopier No. (503) 306-4442
                    Attn:  A. Roger Pease, President

                    With a copy to:

                    Neuman Drennen & Stone, LLC
                    5445 DTC Boulevard, PH-4
                    Englewood, CO 80111
                    Telecopier No. (303) 488-3454
                    Attention: David H. Drennen, Esq.

             (ii)   If to USOL:

                    USOL Holdings, Inc.
                    10300 Metric Boulevard
                    Austin, Texas 78758
                    Telecopier No. (512) 651-3768

                    Attn:  Rob Solomon, Chief Executive Officer

                    With a copy to:

                    Jenkens & Gilchrist
                    600 Congress Avenue
                    Suite 2200
                    Austin, Texas 78701
                    Telecopier No. (512) 404-3520
                    Attention: J. Rowland Cook, Esq.

             (iii)  Copies to:


                                  EX 99.4 - 53

                    GMAC Commercial Mortgage Corporation
                    650 Drescher Road
                    Horsham, PA 19044
                    Attention:  Dave E. Creamer

                    Foley & Lardner
                    One IBM Plaza
                    330 North Wabash Avenue
                    Suite 3300
                    Chicago, IL 60611-3608
                    Attention:  Edwin D. Mason

                    Troop Steuber Pasich Reddick & Tobey, LLP
                    2029 Century Park East, 24th Floor
                    Los Angeles, CA 90067
                    Attention:  Linda Giunta Michaelson

        10.4 AMENDMENT.

        This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that after approval of the Merger by the stockholders of USOL and FLCI, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by USOL and FLCI.

        10.5 WAIVER.

        At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

        10.6 SEVERABILITY.

        If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as


                                  EX 99.4 - 54
to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        10.7 ASSIGNMENT.

        Neither party may directly or indirectly assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party, which consent may be withheld at the other party's sole and absolute discretion. Any purported assignment or delegation without such consent shall be null and void.

        For purposes of this Section, the term "AGREEMENT" shall include this Agreement and the exhibits, schedules, and other documents attached hereto or described in this Section 10.7. This Agreement, and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, letters of intent, representations, warranties, disclosures, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting that subject matter, including, without limitation, the letter of intent dated May 3, 1999, among USOC, FLCI, and others, as amended prior to the date hereof.

        10.8 PARTIES IN INTEREST.

        This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement (other than Sections 6.5, 6.6 and 6.13), express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        10.9 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

        No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach by the other party of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative and in addition to, and not exclusive of, any rights or remedies otherwise available.

        10.10 GOVERNING LAW.

        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF.


                                  EX 99.4 - 55

        10.11 COUNTERPARTS.

        This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become binding when all counterparts taken together shall have been executed and delivered by the parties. A telecopied facsimile of an executed counterpart of this Agreement shall be sufficient to evidence the binding agreement of each party to the terms hereof. However, each party agrees to return to the other parties an originally executed counterpart of this Agreement promptly after delivery of a telecopied facsimile thereof.

        10.12 CAPTIONS.

        The caption and heading of various sections and paragraphs of this Agreement are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

        10.13 TIME.

        Time is of the essence with respect to this Agreement and each of its provisions.


                                  EX 99.4 - 56

        IN WITNESS WHEREOF, FLCI and USOL have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                       FIRSTLINK COMMUNICATIONS, INC.

                                        By:  /S/ A. ROGER PEASE
                                             -----------------------------------
                                             Name:  A. Roger Pease
                                             Title: President and Chief
                                                    Executive Officer


                                       USOL HOLDINGS, INC.

                                        By:  /S/ ROB SOLOMON
                                             -----------------------------------
                                             Name:  Rob Solomon
                                             Title: President


                                  EX 99.4 - 57